As filed with the Securities and Exchange Commission on May 10, 2007
Registration No. 333-140355

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

HEALTH SYSTEMS SOLUTIONS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	7372	82-0513245
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

405 Reo Street, Suite 300
Tampa, Florida 33609
(813) 282-3303
(Address and Telephone Number of Principal Executive Offices)

B.M. Milvain, Chief Executive Officer
405 Reo Street, Suite 300
Tampa, Florida 33609
(813) 282-3303
 (Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Seth P. Joseph, Esq.
Carlton Fields, P.A.
100 S.E. Second Street
Miami, Florida 33134
Telephone: (305) 530-0050
Facsimile No.: (305) 530-0055

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 per share(1)	470,094	$0.50	$235,047	$46.59
Total Registration Fee				$46.59	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(2)	Previously paid.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: dated May __, 2007

PROSPECTUS

HEALTH SYSTEMS SOLUTIONS, INC.

470,094 Shares

This Prospectus covers 470,094 shares of common stock of Health Systems Solutions, Inc. being offered for resale by certain selling shareholders. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named on page 51.

Our common stock is listed on the OTC Bulletin Board under the trading symbol "HSSO"

Sales will be made on the OTC Bulletin Board at prevailing prices. On May 3, 2007 the closing price of our common stock was $0.70.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May __, 2007.

PROSPECTUS SUMMARY

This Summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this Prospectus involves a high degree of risk. See the "Risk Factors" section of this Prospectus

The Company

Overview

Health Systems Solutions, Inc., through its wholly-owned subsidiaries, designs, develops, markets, sells and supports both licensed and web-based, management information and business intelligence information technology systems and related services. These products are designed to assist home health care companies more effectively manage the clinical, operational and financial aspects of their business and compete in the Medicare, Medicaid, private pay and managed care environments. Our focus is to help home health care providers streamline their operations and better serve their patients. In this regard, we offer several comprehensive software solutions including HSS Advantage, HSS Analyzer, HSS VividNet and HSS VividCare.

HSS Advantage enables Medicare home health agencies to collect, manage and transmit data in a way that meets federal mandates for data management. HSS VividNet tracks and manages information necessary to address financial and operational needs, including patient intake, clinical data, worker management, scheduling and accounting functions. Both of these solutions utilize the software as a service model where customers use their standard personal computers and Microsoft Internet Explorer to access the Internet to utilize software services that reside on our servers. The architecture and fee structure enables our customers to rapidly and cost-effectively implement our services for a modest transactional fee charged when a customer uses our programs to process patient clinical assessments and obtain management reports.

HSS VividCare, which is an earlier version of HSS VividNet, enables home health agencies to effectively manage private pay, Medicaid and Medicare divisions. HSS Analyzer integrates data from throughout the enterprise to create a clinical and financial data repository that can be used as an analytical tool. Both of these solutions deliver software using a software license model where the software is purchased up front and is installed on customer-owned servers under the customer’s control. In the future we expect to reduce the number of customers using the software license model, and convert them to our VividNet product (our web-based product).

These services have been designed to assist our customers in or by:

•	increasing revenue;

•	reducing cost;

•	improving the quality of patient outcomes;

•	standardizing processes;

•	minimizing regulatory compliance risk;

•	identifying drug, food and herb interactions; and

•	providing patient and caregiver scheduling and clinical data management.

In 2006, there were approximately 9,000 Medicare certified home health agencies nationally that provided short-term (60 days or less) primarily skilled services (for example, registered nurse, physical therapy, occupational therapy, speech therapy and social counseling) to over 2.8 million patients. In addition, there were approximately 40,000 private duty home care companies delivering skilled and unskilled services to patients and non-clinical customers in the home that were paid by other reimbursement sources including commercial insurance and private citizens. It is estimated that there are approximately 12,000 companies providing services specifically to Medicaid qualified recipients. In 2004, there were 27 million recipients of Medicaid home care services, up from 2.7 million in the early 1990s.

The Medicaid home health benefit is largely federally-funded by the Centers for Medicare and Medicaid Services, or CMS (up to 90% for some programs), with additional contributions from each state responsible for administering the programs. Medicare, on the other hand, is funded and administered exclusively by CMS. As a result, Medicaid-related regulations are more complex to keep up with than those in Medicare as Medicaid is regulated by both federal and state regulatory agencies.

The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services to establish a prospective payment system, or PPS, to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care, recertification and at discharge. HSS services and software are designed to respond to these expanded PPS regulations.

Our management information software and service solutions are designed for use in connection with the many key clinical, administrative and financial functions that home health care companies require. Our technology solutions are designed to meet the rapidly changing requirements necessitated by a rapidly increasing aging population, legislation at the federal and state level and an information technology environment. Our strategy is to offer a broad spectrum of products to home health care companies in an integrated seamless platform. In this fashion, we would have an opportunity to cross-sell our various products to our users. We intend to seek out and consummate acquisitions that will allow us to quickly expand our product offerings.

We are a Nevada corporation which was incorporated on July 31, 2001. Our executive offices are located at 405 N. Reo Street, Suite 300, Tampa, Florida 33609 and our telephone number is 813-282-3303. Our website is located at www.HSSonline.net. Information on our website is not a part of this report.

References throughout this Prospectus to "Health Systems Solutions," "HSS," "the Company," "we," "us" and "our" refer to Health Systems Solutions, Inc., and unless otherwise indicated, to our operating subsidiaries, Healthcare Quality Solutions, Inc., VHT Acquisition Company, and Carekeeper Solutions, Inc.

Recent Events

On April 6, 2006, VHT Acquisition Company ("VHT"), a wholly-owned subsidiary of HSS’ subsidiary Healthcare Quality Solutions, Inc. ("HQS"), purchased substantially all of the assets of VantaHealth Technologies, LLC ("Vanta"). Pursuant to the asset purchase agreement, VHT acquired the assets of Vanta in consideration for $850,000 in cash, the assumption of certain liabilities of Vanta in the approximate amount of $70,000, and the issuance of an aggregate of 100,000 shares of our common stock~~,~~ to the members of Vanta. VHT services assist home care businesses manage their daily operations, primarily through its flagship software product, The Analyzer.

On May 15, 2006, our wholly-owned subsidiary, Carekeeper Solutions, Inc. ("CKS") purchased all of the stock of Carekeeper Software, Inc. ("Carekeeper") pursuant to the stock purchase agreement. In consideration for the stock of Carekeeper, we agreed to:

•
Make available to CKS an operating line of credit in an amount of up to $1,500,000 to be used solely to pay (i) CKS’ accounts payable, (ii) certain amounts due to the former shareholders of Carekeeper up to $143,000 and (iii) operating expenses pursuant to an annual budget pre-approved by us;

•	pay an earn out payment based on a percentage of CKS’ operating revenue in 2006, 2007 and 2008; and

•	make a contingent payment in the amount of up to 400,000 shares of our common stock based on CKS achieving certain milestones regarding its operating revenue during 2006, 2007 and 2008.

CKS is a pioneer in schedule driven financial management solutions for the home care and medical staffing industries. CKS’s VividNet software benefits providers throughout all aspects of their operations with a workflow oriented system based on a single entry design that drives information from the front-office service delivery to the back-office financial management.

The Offering

This Prospectus covers up to 470,094 shares of our common stock which may be sold by the selling shareholders identified in this Prospectus.

As of the date of this Prospectus, there were 6,608,407 shares of our common stock outstanding. This number of outstanding shares excludes shares of common stock underlying incentive stock options issued to our employees under our 2003 Management and Director Equity Incentive and Compensation Plan and 75,000 shares of common stock underlying non-qualified stock options issued to our president under our 2003 Management and Director Equity Incentive and Compensation Plan. The number of outstanding shares also excludes shares underlying the Series C Preferred Stock and warrants recently issued to Stanford and its affiliates.

Summary Financial

The financial data set forth below under the captions "Summary Financial Data" and "Statistical Data" as of December 31, 2006 and for the years ended December 31, 2006 and 2005 is derived from our audited financial statements audited by Sherb & Co., LLP, independent public accountants, included elsewhere in this Prospectus. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management’s Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

	For the Year Ended December 31,
	2006	2005

Net sales	$6,576,991	$4,212,819
Cost of sales	3,838,965	1,941,735
Gross profit	2,738,026	2,271,084
Operating expenses	5,193,850	2,760,679
Net loss	(2,455,824)	(489,595)
Deemed preferred stock dividend	498,299	237,789
Net loss applicable to common shareholders	$(2,954,123)	$(727,384)
Net loss per common share:
Basic	$(.50)	$(.13)
Diluted	$(.50)	$(.13)
Weighted number of shares outstanding~~:~~
Basic	5,947,526	5,449,138
Diluted	5,947,526	5,449,138

	As of December 31,
	2006	2005

Working capital (deficit)	$(902,092)	$619,775
Total assets	$5,839,202	$1,577,328
Total liabilities	$2,490,911	$495,148
Shareholders' equity	$3,348,291	$1,082,180

	For the Year Ended December 31,
	2006	2005
Recurring Revenue
Clinical assessment revenue	$4,599,258	$3,967,151
Hosting revenue	98,605	—
IVR revenue	248,940	—
Software maintenance revenue	774,015	—
Other	23,255	—
Total recurring revenue	$5,744,072	$3,967,151

Non - Recurring Revenue
Licensed software sales	$186,706	$—
Training and implementation	581,246	195,283
Other	64,966	50,385
Total non-recurring revenue	$832,918	$245,668

Total revenue	$6,576,991	$4,212,819

RISK FACTORS

You should carefully consider the risks described below before making an investment decision in us.

We have a history of losses and if these losses continue it will materially negatively impact the value of our company.

We have incurred significant net losses since our inception. For the year ended December 31, 2006, we incurred net losses of $2,455,824. At December 31, 2006, we had an accumulated deficit of $15,966,398. Our continued operating losses have contributed to the deterioration of our cash position and the decline of our working capital. We expect that cash on hand, together with funds available to us under our agreement with our principal stockholder Stanford International Bank, Ltd. ("Stanford") will permit us to fund our operations for the 12 months following the date of this Prospectus. If we experience unanticipated increases in negative cash flow from operations or Stanford does not make funds available to us, over which Stanford has discretion, we will require additional external funding. If we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations.

We may fail to realize the anticipated synergies, cost savings and other benefits expected from the VantaHealth Technologies, LLC and Carekeeper Software, Inc. acquisitions and this could cause the value of our company and our common stock to decline.

We acquired Carekeeper and Vanta, two companies that previously operated independently, with the expectation that these acquisitions would create opportunities to leverage the combined product offerings and other benefits from operating the combination of businesses with our historical operations; however, in order to realize this, we must successfully integrate their operations and technology into HSS. To date, the integration of financial operations, human resources and administrative functions has been completed; however, the integration of customer service, technology and implementation services (e.g. product management, training and education) has been difficult, expensive and time-consuming. We have not yet maximized the financial benefits from these acquisitions~~,~~ and there can be no assurance that we ever will. Our results of operation and the value of our common stock may decline if we are unable to achieve the benefits expected from integration of these businesses.

We expect that changes to the pricing models for the products of the acquired companies will negatively affect the operating results of our new CKS and VHT subdivisions.

We are changing the pricing models for our HSS Analyzer and HSS VividNet products from an up-front charge for the software license to a transaction pricing model. Management believes that this change may, for a period of time, result in a decline in revenue from these divisions compared to the results that would have been attained under the historic license pricing model (which contemplates an annual fee~~,~~ based on the software license price). However, based on our experience with the HSS Advantage transaction pricing model, we anticipate that our revenue will increase, over time, as our customers pay monthly for the transactions they process (compared to the historic license processing model).

We expect to lose a significant amount of business from a current customer that accounts for approximately 35% of our total revenue, the result of which may be increased loss from operations.

We have one customer, Amedisys, Inc., that accounted for approximately 35% of our revenue for the year ended December 31, 2006 and 45% of our revenue for the year ended December 31, 2005. Amedisys has developed a proprietary clinical software system to collect assessment data, schedule and log patient visits, generate medical orders and monitor treatments and outcomes in accordance with established medical standards. This product has similar functionality to our Advantage product that Amedisys is currently utilizing. Amedisys has notified us that they will be distributing hand held computers to their full time nursing staff which will eliminate the need for verification services on the assessments processed on the hand held computer, a service for which Amedisys currently utilizes us. We anticipate that revenue generated by Amedisys will decrease by approximately 80% by the end of the third quarter of 2007. The loss of revenue from this customer will materially decrease our revenue and may result in additional operating losses.

Our products have a long sales cycle and we may not be able to increase revenue as quickly as we must increase staffing to support additional activity. If we increase our staffing in anticipation of additional revenue that is delayed, we may incur losses which could result in you losing your investment in our company.

Although most home health care agencies use some form of management information system to enhance their financial and clinical performance, selling our web-based solutions requires us to educate potential customers on our solutions’ uses and benefits, and to educate them with respect to their surrender of on-site control of their computer servers. As a result, selling our services requires a long sales cycle, which can take up to eight months. Consequently, we face difficulty predicting the quarter in which revenue from expected customers may be realized. The sale of our services is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers that typically accompany significant information technology commitments. If we increase our staffing in anticipation of additional revenue and that revenue is delayed, we may require additional working capital, which may or may not be available, and we may suffer losses.

A loss or material deterioration of our service availability could result in significant damage to our customers and may result in customers initiating legal proceedings against us.

Our subsidiary, HQS has installed its customer-facing computing and communications control equipment at a Qwest CyberCenter in Tampa, Florida. CKS has a similar installation at a Qwest facility in Sterling, Virginia. Notwithstanding the history of high availability associated with the Qwest CyberCenters, it is possible that a catastrophic event could damage either of these sites rendering our services unavailable for an extended period. Should this occur we could be subject to lawsuits by our customers, which would be expensive and time-consuming to defend.

If we fail to properly manage our growth, we may lose customers and our revenue would decrease.

We expanded our computer operations infrastructure in anticipation of our current and potential customer growth potential. Additionally, we must continue to develop and expand our services and operations infrastructure as the number of individual users accessing our services increases. Our anticipated expansion demands an unusual amount of focus on the transaction processing needs of our current and future customers for quality, on-line response time and reliability, as well as timely delivery of information and support. This development and expansion has placed, and we expect it to continue to place, strain on our managerial, operational and financial resources. Any material failure on our part to develop and maintain our service levels could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business financial condition and operating results.

Health care providers are highly regulated. If we fail to properly implement regulatory requirements in an effective and timely manner, we will lose customers, our reputation will be damaged and our revenue will decrease.

Ensuring our services are compliant with changes in Medicare’s "Conditions of Participation," the provisions of The Health Insurance Portability and Accountability Act of 1996 ("HIPPA"), and other regulatory requirements, are challenging and expensive. If we do not maintain an appropriate level of regulatory compliance, or we incorrectly implement a required regulatory change, we may experience negative publicity, the loss of customers, the slowing down of sales cycles, any and all of which would decrease our revenue.

Technology changes rapidly. If we are unable to respond in an effective and timely manner to technological change, our products may become obsolete, we will lose customers, and our revenue will decrease, any or all of which would greatly reduce the value of our company.

The market for management information tools is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards and government regulation. The introduction of products embodying new technologies, changes in applicable government regulation and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and government regulations and satisfy increasingly sophisticated customer requirements. If we experience material delays in introducing new products and enhancements, our prospects for growth will be impaired and our reputation with our customers may be damaged.

Competition in the health care information systems industry is intense and if we are unable to compete we will lose significant customers or be unable to attract customers and our revenue could decrease.

The market for health care information systems is intensely competitive, rapidly changing and undergoing consolidation. Our competitors in the field include: McKesson Corporation, Siemens AG, Eclipsys Corporation and Keane, Inc., among others. These competitors have substantially greater resources and more experience than us. We anticipate increased competition in the future as new companies enter the market in response to recent HIPAA regulations. If we are unable to compete we will lose significant customers or be unable to attract customers and our revenue could decrease.

If our customers lose confidence in the security of data on the Internet, they will be less inclined to purchase our products and our revenue could decrease.

Maintaining the security of computers, computer networks and patient data is an issue of critical importance for our customers. Our customers may be exposed to claims by federal health care regulators if they use our Internet based services and we do not protect sensitive patient data from penetration by Internet hackers. A compromise in the privacy of patient data could result in customers pursuing claims against us which would be expensive and time-consuming to defend.

We have limited protection over our intellectual property rights. As a result, we may not be able to protect against misappropriation of our intellectual property, which could result in loss of revenue.

We rely upon a combination of service agreements, confidentiality procedures, employee and customer nondisclosure agreements and technical measures to maintain the confidentiality and trade secrecy of our proprietary information. We also rely on trademark and copyright laws to protect our intellectual property. We have not initiated a patent program. As a result, we may not be able to protect against misappropriation of our intellectual property.

If we are subject to a claim that we infringe a third-party’s intellectual property, we may have to replace our current products, pay royalties to competitors or suspend operations, any of which could significantly increase our expenses.

Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in related industry segments overlaps. However, third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products. Any such claims, with or without merit, could:

•	Be time consuming to defend;

•	Result in costly litigation;

•	Divert management’s attention and resources;

•	Cause product shipment delays;

•	Require us to redesign products;

•	Require us to enter into royalty or licensing agreements; or

•	Cause others to seek indemnity from us.

A successful claim of product infringement against us, or failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, could harm our operating results, financial condition or liquidity.

Our future success is dependent on the services of our key management and personnel, whose knowledge of our business and technical expertise would be difficult to replace.

All of the members of key management and personnel may resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses. If we are unable to retain or hire qualified employees, our business will fail and you may lose your entire investment.

We depend upon software and a patent that we license from, and products provided by, third parties and the loss of these licenses or an increase in cost of these licenses would require us to suspend our operations until we obtain replacements and redesign our products.

We rely upon certain software and a patent licensed from third parties. The loss of or inability to retain the use of any such intellectual property could result in shipment delays or reductions until equivalent intellectual property could be developed, identified, licensed and integrated.

Our shares of common stock are thinly traded and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our company.

Our shares of common stock are currently quoted on the OTC Bulletin Board. Trading in shares of our common stock has been limited and we expect to have only a limited trading market for our common stock in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Our common stock is covered by SEC "penny stock" rules which may make it more difficult for you to sell or dispose of our common stock, which could cause you to lose all or a portion of your investment in our company.

Our common stock is covered by a rule adopted by the U.S. Securities and Exchange Commission ("SEC") that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

The interests of our controlling shareholders could conflict with those of our other shareholders resulting in the approval of corporate actions that are not in your interests.

Our principal shareholder, Stanford, controls approximately 80% of our common stock. This shareholder is able to control the outcome of shareholder votes, including votes concerning amendments to our charter and by-laws and the approval of significant corporate transactions like a merger or sale of our assets. Although none of our directors or officers is affiliated with Stanford or has any relationships with Stanford, Stanford is able to control the election of the board of directors through its ownership of a majority of our common stock. In addition, Stanford has provided us with significant financing. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.

We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders and our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares or your ability to sell your shares of common stock.

Our articles of incorporation permit our Board of Directors to issue up to 15,000,000 shares of preferred stock without shareholder approval. Currently, 3,700,000 shares of the preferred stock (consisting of Series A, B and C) are issued and outstanding. Shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and applicable Nevada law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest. These provisions may decrease your ability to sell your shares of our common stock.

FORWARD-LOOKING STATEMENTS

The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "believe" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. Readers are referred to risks and uncertainties identified below and in the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-KSB, 10-QSB, and 8-K, each as it may be amended from time to time. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2006. It gives effect to our recent reverse stock split. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes any outstanding warrants, options or restricted stock rights subsequent to December 31, 2006.

As of December 31, 2006

Preferred Stock; 15,000,000 shares authorized, Series C $2.00 Convertible; 4,625,000 authorized, 3,050,000 and 725,000 shares issued and outstanding	$6,100,000
Common stock; $0.001 par value; 150,000,000 shares authorized; 6,270,907 shares issued and outstanding	6,271
Additional paid-in capital	13,208,418
Accumulated deficit	(15,966,398)
Total shareholders’ equity	3,348,291
Total capitalization	$3,348,291

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Common Stock

Our common stock has been listed for trading on the OTC Bulletin Board ("OTCBB") since June 3, 2002. Until March 23, 2005, there was no trading activity for our common stock since it became eligible for trading on the OTCBB. Effective February 21, 2006, our trading symbol changed to "HSSO." The following table sets forth the range of high and low bid prices for our common stock for the periods indicated.

2005	High	Low
Quarter ended March 31, 2005	$2.30	$0.25
Quarter ended June 30, 2005	$2.45	$1.05
Quarter ended September 30, 2005	$1.25	$0.30
Quarter ended December 31, 2005	$0.55	$0.30

2006	High	Low
Quarter ended March 31, 2006	$0.60	$0.25
Quarter ended June 30, 2006	$1.25	$0.35
Quarter ended September 30, 2006	$1.20	$0.75
Quarter ended December 31, 2006	$1.01	$0.55

2007	High	Low
Quarter ended March 31, 2007	$1.01	$0.80

These prices may not be accurate indicators of the value of our common stock. Bid and asked prices entered by market makers are inter-dealer price quotations and do not reflect retail markup, markdown or commissions.

Penny Stock Rules

Trading of our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker-dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Holders

As of December 31, 2006, there were 71 holders of record of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

We design, develop, market, sell and support both licensed and web-based management information and business intelligence information technology systems and related services. These products are designed to assist home health care companies more effectively manage the clinical, operational and financial aspects of their business and compete the Medicare, Medicaid, private pay and managed care environments. Our focus is to help home health care providers streamline their operations and better serve their patients. In this regard, we offer several comprehensive software solutions.

We currently derive our revenue from:

•	per transaction charges applied to processing patient clinical assessments made by our customers during a month;

•	per clinical episode completed during care delivery;

•	monthly hosting service charges based on the size of data storage utilized;

•	one-time sales of software licenses;

•	integrated voice recognition, or IVR, services that we provide;

•	software maintenance on licensed software; and

•	consulting fees relating to education of customers on best practice processes that will contribute to their clinical, financial and operational success.

As of December 31, 2006, we had approximately 310 customers in 44 states using one or more of our services.

Growth Strategy

It is our objective to extend our position as a leading provider of management solutions for home health care and enter the market for solutions to other post acute care industries both by developing new systems and by acquiring existing companies that currently provide services to these venues and possess broad domain expertise. Acquired businesses will have already made the investment to migrate their solutions to the web in order to minimize the complex task of integrating disparate systems into our network.

Key elements of this strategy include:

Leverage Our Existing Customer Base

We believe significant opportunities exist to leverage our existing customer base by selling more applications to customers that utilize less than the full suite of programs, as well as by expanding our suite of programs to provide our customers with enhanced functionality and increased transactional volumes. We intend to continue to develop our current service offerings and to introduce new solutions that assist in the management of specific disease states and complementary products. We may offer our services to other post acute providers.

Offer Our Services to Other Segments of the Post-Acute Industry

We believe that the interest in tools to assist in the management of diseases and other adverse health conditions will provide us with opportunities to further develop our platform to provide solutions to nursing homes, skilled nursing facilities and inpatient rehabilitation facilities.

Strategic Acquisitions Allowing Further Expansion of our Platform of Solutions and Customer Base

Management endeavors to increase our platform of solutions to the home health agencies we serve. Management believes there may be opportunities to expand our product offerings and/or customer base through strategic acquisitions. As a result, we regularly evaluate such opportunities.

Evaluation of Company Performance and Financial Condition

Since our administrative staffing levels and fixed expenses are relatively stable, the principle factor our management analyzes in evaluating our performance is changes in our principal sources of revenue. Management, therefore, focuses primarily on the volume of transactions per site added and the type of transactions processed to evaluate our performance. To a lesser extent, management evaluates the efficiency of our operation and our staffing levels by reviewing changes in our revenue per employee (which is determined by dividing revenue during a period by the weighted average headcount). To evaluate the effectiveness of our finance department and the strength of our financial position, management reviews our days of sales outstanding for each period.

Management believes that as we grow and expand our hosted on line services, we may increasingly encroach on the market of larger, more established vendors’ software offerings. It is likely that one or more of these more financially capable companies will develop a competing service.

We also bear the cost and risks associated with meeting regulatory compliance. For example, meeting the demands of future changes to these regulations will require modifications to existing software and the development of new software to meet these regulations. We also assist our customers that must comply with the Sarbanes-Oxley Act of 2002 in demonstrating proper internal control processes. These are both complex issues requiring measured responses. In addition, they both expose us to an additional level of legal scrutiny.

Operational Risks and Challenges

Management believes that as we grow and expand our hosted on line services, we may increasingly encroach on the market of larger, more established vendors’ software offerings. It is likely that one or more of these companies with greater financial resources will develop a competing service.

We also bear the cost and risks associated with meeting regulatory compliance. For example, meeting the demands of future changes to these regulations will require modifications to existing software and the development of new software to meet these regulations. We also assist our customers that must comply with the Sarbanes-Oxley Act of 2002 in demonstrating proper internal control processes. These are both complex issues requiring measured responses. In addition, they both expose us to an additional level of legal scrutiny.

Research and Development

In January 2006, in response to an announcement by CMS that a significant change would occur in Medicare rules relating to establishing the Pay for Performance, or P4P, Program by late 2008 and to an initiative announced by the federal government to establish interchangeable medical record data, we initiated a research and development project to define requirements that will ensure our services meet our customers’ needs under these anticipated new mandates and that we maintain our competitive position in the market.

This project included engaging Magellan Business Partners to assist us in selecting an outsourcing development partner to design and develop a new database and application architecture. We selected the firm i-flex Solutions, Inc. as our partner and began documenting requirements in February 2006. i-flex Solutions, which is 60% owned by Oracle Corporation, is rated as one of the top 10 software development outsourcing companies in the world. i-Flex Solutions operates in over 110 countries with over 8,000 employees.

The acquisition of CareKeeper included an ongoing research and development project that CKS initiated in late 2002 that entailed redeveloping the CKS VividCare client server-based software system to a web-based system known as VividNet. This project has cost in excess of $4,100,000 since inception. The project is in the final stages of completion and is currently in use by approximately 304 of our HSS VividNet customers.

Slow response times were experienced by early adopters of the software. As a result, we suspended further sales of VividNet until these issues could be resolved. We have identified the issues and are in the process of resolving them. Based upon early testing of performance-related improvements to the VividNet software code, we expect to be able to deliver a product with significant performance improvements in the second quarter of 2007. However, we will continue to monitor the product and make improvements.

The urgent need to resolve these issues with the VividNet product resulted in the re-allocation of internal research and development efforts from other projects. As a result, these issues delayed the schedule for integrating the newly acquired VividNet and Analyzer products with the Advantage, Medication Risk Manager and our other product offerings. We expect these delays to result in the deferral of material sales and revenue from the fully-integrated products until the fourth quarter of 2007.

The acquisition of Vanta’s product, Analyzer, included a development project in partnership with Montefiore Home Health, a division of Montefiore Medical Center of New York City. This project represents an initial effort to develop a predictive modeling technique that will enable Montefiore management to better negotiate authorizations for care with HMOs. Phase 1 of the project was delivered for beta testing in the fourth quarter of 2006. In late 2006, we made additional enhancements to Analyzer that will significantly improve the user’s ability to be presented automatically with selected financial information preferences without the need to prepare reports or depend on a technical resource for assistance in mining management information. The enhancement is scheduled to enter beta testing in the second quarter of 2007.

In 2004, we initiated development projects to produce new and enhanced products. The first such product, the HSS Medications Risk Manager, was introduced into beta test with one of our large customers in October 2005, and released during the fourth quarter of 2006. This product did not contribute material revenue during 2006. We introduced our hand-held data collection tool into beta testing at two customer sites in the first quarter of 2007. This product is not expected to add material revenue during 2007, but is expected to increase retention of customers of the HSS Advantage product since many of our customers are looking for a data input device that the clinician can use in the patient’s home. Development of the underlying software will be produced with existing staff. Other research and development expenses associated with these products are not material and will increase slightly to cover costs related to short term software development contractors or consultants that will be used in the development cycle.

Significant Accounting Policies

Revenue Recognition

We follow the provisions of Staff Accounting Bulletin No. 104. We recognize revenue when persuasive evidence of an arrangement exists, the product or service has been delivered, fees are fixed or determinable, collection is reasonably assured and all other significant obligations have been fulfilled.

Our corporate strategy is to provide our services on a recurring transaction pricing basis. We believe this is a value-based model that more directly relates to our customers’ recognition of revenue. The transaction pricing model differs from the typical licensed software model in that the implementation of transaction-priced services does not result in large up front software license fee revenue but results in a gradual recognition of revenue earned on a transaction by transaction basis over time. This is a similar model to that used by the mobile phone industry. The benefit occurs in the future years where leverage is obtained as a customer grows and continues to pay transaction fees year over year, whereas under the licensed sale model the only revenue realized in the future years is quarterly support and maintenance fees.

Our revenue is classified into two categories: recurring and non-recurring. For the year ended December 31, 2006, approximately 87% of our total revenue was recurring and 13% was non-recurring.

We generate recurring revenue from several sources, including the processing of clinical assessments which, as mandated by Medicare, require home health care agencies to collect assessment data on all patients requiring home health care at the start-of-care and at discharge, the processing of data related to Medicare clinical episodes completed during care delivery, the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our proprietary software products. Recurring services revenue is typically billed and recognized monthly over the contract term, typically two to three years. Recurring software maintenance revenue is typically based on one-year renewable contracts. Software maintenance and support revenue are recognized ratably over the contract period. We record cash payments received in advance or at the beginning of a contract as deferred revenue.

We generate non-recurring revenue from transactions in which we license our software. Under SOP 97-2, software license revenue is recognized upon the execution of a license agreement, upon delivery of the software, when fees are fixed or determinable, when collectibility is probable and when all other significant obligations have been fulfilled. For software license agreements in which customer acceptance is a significant condition of earning the license fees, revenue is not recognized until acceptance occurs. For software license agreements that require significant customizations or modifications of the software, revenue is recognized as the customization services are performed. For multiple element arrangements, such as software license, consulting services, outsourcing services and maintenance, and where vendor-specific objective evidence ("VSOE") of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the "residual method." Under the residual method, the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2. Also, the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. For arrangements in which VSOE does not exist for each undelivered element, including specified upgrades, revenue for the delivered element is deferred and not recognized until VSOE is available for the undelivered element or delivery of each element has occurred. When multiple products are sold within a discounted arrangement, a proportionate amount of the discount is applied to each product based on each product’s fair value or relative list price.

We also generate non-recurring revenue from implementation fees, consulting, training and customer support services and this non-recurring revenue is charged to customers on a fee basis usually based upon time spent. We recognize software licensing fees and implementation fees in the month that the customer goes live and we recognize training, consultation, advisory and support revenue in the month that the service is performed. Implementation costs consisting of payroll and travel are expensed in the same period implementation fees are recognized.

We currently recognize cancellations, allowances or discounts as they occur. This practice is based on factors that include, but are not limited to, historical cancellations and analysis of credit memo activities. Cancellations, allowances and discounts are not material.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due could be adversely affected. We regularly review the adequacy of our allowance for doubtful accounts through identification of specific receivables where it is expected that payment will not be received. We also establish an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, we review past due receivables and give consideration to prior collection history and changes in the customer’s overall business condition. The allowance for doubtful accounts reflects our best estimate as of the reporting dates. Changes may occur in the future, which may require us to reassess the collectibility of amounts at which time we may need to provide additional allowances in excess of those currently provided.

Stock Based Compensation

Effective January 1, 2006, we began recording compensation expenses associated with stock-based awards and other forms of equity compensation in accordance with FASB Statement No. 123-R, Share-Based Payment ("SFAS 123R") as interpreted by SEC Staff Accounting Bulletin No. 107. We adopted the modified prospective transition method provided under SFAS 123R, and consequently have not retroactively adjusted results from prior periods. Under this transition method, compensation costs associated with stock-based awards recognized in the fourth quarter of 2006 include (a) quarterly amortization related to the remaining unvested portion of stock-based awards granted prior to January 1, 2006 based on the grant-date fair value estimated in accordance with the original provisions of FASB No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), and (b) quarterly amortization related to stock-based awards granted subsequent to January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior to January 1, 2006, we accounted for stock-based awards using the "disclosure only" alternative described in SFAS 123 and FASB Statement No. 148, Accounting for Stock-Based Compensation.

Software Development Costs

We capitalize certain costs of software developed or obtained for internal use in accordance with AICPA SOP 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use ("SOP 98-1"). We capitalize software development costs when application development begins, if it is probable that the project will be completed and the software will be used as intended. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. Our policy provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with developing or obtaining internal use software. Capitalized personnel costs are limited to the time directly spent on such projects. Capitalized costs are ratably amortized using the straight-line method over the estimated useful lives of the related applications of three years. We make ongoing evaluations of the recoverability of our capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, we write off the amount that the unamortized software development costs exceed net realizable value.

Recent Accounting Pronouncements

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This statement permits fair  value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS 155 to materially affect our financial position or results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract, requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, permits an entity to choose either the amortization method or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities, and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect to be impacted by the adoption of SFAS 156, which will be effective for fiscal years beginning after September 15, 2006.

In June 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 ("FIN 48"). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two step process. The first step is recognition: the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of FIN 48 to materially affect our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. The exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that the market would use in pricing the asset or liability. This Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure the fair value and the effect of the measurements on earnings. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS 157 to materially affect our financial position or results of operations.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an Amendment of FASB Statements No. 87, 88, 106, and 132(R) ("SFAS 158"). This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through changes in comprehensive income of a business entity or the unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. As we do not currently have a defined benefit post-retirement plan, we do not expect to be impacted by the adoption of SFAS 158.

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2"), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies". FSP EITF 00-19-22 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance is FSP EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and FASB Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to include scope exceptions for registration payment arrangements. FSP EITF 00-19-22 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or financial statements issued for fiscal years beginning after December 15,2006, and interim periods within those financial years, for registration payment arrangements entered into prior to the issuance date of this FSP. We are currently evaluating the impact, if any, on our financial position, results of operations of cash flow.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115" (Statement 159). Statement 159 allows entities to choose, at specified evaluation dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. Statement 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of Statement 159 on our financial statements. We do not expect the impact will be material.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

The unaudited consolidated pro-forma financial information for the years ended December 31, 2006 and 2005 shown below presents pro-forma results of operations of Health Systems Solutions as if the acquisitions of VantaHealth Technologies, LLC and Carekeeper Software, Inc. had occurred at the beginning of each period presented for purposes of pro-forma statement of operations data. They should not be considered indicative of the results that would have been achieved had the acquisitions actually occurred when assumed. The acquisitions of VantaHealth Technologies, LLC and Carekeeper Software, Inc. have been accounted for under the purchase method of accounting.

	Pro-Forma
	For the Year Ended December 31,
	2006	2005
	(unaudited)	(unaudited)
Net sales	$7,613,974	$7,894,639
Cost of sales	4,576,430	3,813,022
Gross profit	3,037,544	4,081,617
Operating expenses	6,327,994	6,231,778
Net loss	(3,290,450)	(2,150,161)
Deemed preferred stock dividend	498,299	237,789
Net loss applicable to common shareholders	$(3,788,749)	$(2,387,950
Net loss per common share:
Basic	$(.64)	$(.44)
Diluted	$(.64)	$(.44)
Weighted average number of common shares outstanding:
Basic	5,947,526	5,449,138
Diluted	5,947,526	5,449,138

Results of Operations

Financial Data

The following table sets forth certain financial data expressed as a percentage of net sales for each of the periods indicated.

	For the Year Ended December 31,
	2006	2005
Net sales	100%	100%
Cost of sales	58%	46%
Gross profit	42%	54%
Operating expenses:
Selling and marketing	26%	16%
Research and development	19%	15%
General and administration	31%	29%
Depreciation and amortization	2%	4%
Interest	1%	2%
Total operating expenses	79%	66%
Deemed preferred stock dividend	8%	6%
Net loss	(45)%	(17)%

	For the Year Ended December 31,
	2006	2005
Recurring Revenue
Clinical assessment revenue	$4,599,258	$3,967,151
Hosting revenue	98,605	—
IVR revenue	248,940	—
Software maintenance revenue	774,015	—
Other	23,255	—
Total recurring revenue	$5,744,072	$3,967,151

Non - Recurring Revenue
Licensed software sales	$186,706	$—
Training and implementation	581,246	195,283
Other	$64,966	50,385
Total non-recurring revenue	$832,918	$245,668

Total revenue	$6,576,991	$4,212,819

Statistical Data

The following tables set forth certain statistical data for each of the periods indicated.

	For the Year Ended December 31,
	2006	2005
Total customers (weighted average)	319	86
Total customers (end of period)	310	79
Weighted average headcount	78	50
Days sales outstanding	70	53

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Net sales increased $2,364,172 or 56% for the year ended December 31, 2006 to $6,576,991, compared to $4,212,819 during the same period in 2005. This increase resulted primarily from:

•	$429,680 of revenue from Vanta, which we acquired in April 2006;

•	$1,018,025 of revenue from Carekeeper, which we acquired in May 2006; and

•	$916,379 in revenue from patients clinical assessments, resulting primarily from price increases and increases in assessment transaction volume from existing and new customers.

Overall revenue increased despite a steady decline in revenue from Amedisys, who accounted for approximately 35% of our revenue for the year ended December 31, 2006 and 45% of our revenue for the year ended December 31, 2005. We anticipate that the revenue generated from this customer will decrease by approximately 80% by the end of the third quarter of 2007; however, the portion of the business that we will be losing from this customer has traditionally produced very low margins. We are working to replace this revenue with revenue from other and new customers and revenue that is more profitable.

Cost of sales for the year ended December 31, 2006 and 2005 were $3,838,965 and $1,941,735, respectively. These amounts include the employee costs incurred from our customer service department, our data verification department, our implementation department and our training and education department as part of our cost of sales. Other costs include travel for our customer service people, professional fees, accreditation fees, teleconferencing, rent, assessment forms, depreciation expense for our internally developed software, hosted data center expense and shipping. The increase in the cost of sales can be attributed, in large part, to the following increases:

•
Salaries and related expenses increased $753,995, of which $316,440 resulted from the business operations of VHT and CKS and the remaining $437,555 was from increased staffing needed to service new customers from the existing product lines.

•
Professional services increased $187,265, of which $45,166 was due to contract employees handling training and implementation at CKS and VHT and the remaining $142,099 was due to contract employees who were required to handle the verification, training and implementation of several large new customers for HQS.

•
Depreciation increased $603,093, whereby $902,429, due to the amortization of internally developed software for CKS and VHT, was offset in part by a decrease of $299,336 in amortization of internally developed software for HQS.

•	Communications increased $212,207, of which $205,331 was due to the addition of Internet and hosting services used by CKS and VHT products.

•
Occupancy increased $76,515. A portion of the occupancy expenses were applied to cost of sales during the year ended December 31, 2006, whereas this amount was applied fully to general and administrative expenses during the first three quarters of 2005, and applied to the various expense classifications in the fourth quarter of 2005.

In 2005, cost of sales represented approximately 46% of revenue, as compared to approximately 58% of revenue in 2006. This significant increase is a result of the fact that we have not yet fully integrated the operations of VHT and CKS into our own operations and are not realizing the economic benefits of these acquisitions. Once we fully integrate the products and improve product performance and functionality, we expect that cost of sales as a percent of revenue will decline.

Total operating expenses were $5,193,850 for the year ended December 31, 2006, compared to $2,760,679 for the year ended December 31, 2005, resulting in an increase in operating expenses of $2,433,171 or approximately 88%. For the year ended December 31, 2005, total operating expenses represented 66% of net sales. For the year ended December 31, 2006, total operating expenses represented approximately 79% of net sales. Operating expenses were comprised of selling and marketing expenses, research and development and general and administration expenses. As described in more detail below, the significant increase in operating expenses as a percentage of sale was due, in large part, from the issues we experienced completing the improvements to the VividNet product and the difficulties in integrating the VividNet and Analyzer products with the Advantage, Medication Risk Manager and other components of our products. We expect to realize the results of these efforts in the middle of 2007 as we begin to actively market these improved products; however, we do not expect that these efforts will result in revenue until late 2007.

For the year ended December 31, 2006, selling and marketing expenses increased by $1,079,850 or 164%. This increase in selling and marketing expense is attributable primarily to the increases in:

•
professional services expenses by $410,973, primarily as a result of $296,000 in professional services related to the management of our marketing and sales department, $75,244 for the development of collateral materials and corporate web site, $30,600 for recruitment fees for sales staff, and $4,204 attributable to the VHT and CKS product lines;

•
salaries and benefits expenses by $292,313, due to an increase of $316,951 from VHT and CKS, offset by a decrease in salary expense of $24,637 within the HQS product lines as salary expense was shifted to professional services for the management of our sales department;

•
travel expenses by $108,867 for employees and contracted employees, due to the management of our marketing and sales departments, of which $23,248 was attributable to the CKS and VHT product lines, and $85,618 was for the existing product lines; and

•
marketing and promotional expenses by $196,371, due to increased attendance at regional trade shows and the development of collateral materials and corporate web sites, $103,790 of which was attributable to the VHT and CKS product lines and $92,581 of which was for the HQS product lines.

For the year ended December 31, 2005, selling and marketing expenses represented approximately 16% of net sales. For the year ended December 31, 2006, selling and marketing expenses represented 26% of net sales. These expenses for 2005 were extremely low as we believe we were understaffed in our sales and marketing department. In 2006, we increased the size of our sales and marketing team to a more reasonable level and in anticipation of being able to market our new products. Based on anticipated new product release dates which are expected in the third quarter of 2007, we anticipate adding an additional sales person by that time to cover the western United States, and we are reassigning one salesperson to work on customer retention and add on sales to existing customers in an effort to increase our customer retention. As we begin to release new products in 2007, we hope to increase revenue and reduce our selling and marketing expenses as a percentage of net sales; however, we do not anticipate that our sales and marketing expenses as a percentage of net sales will be as low as the level we experienced in 2005.

Research and development expenses were $1,230,207 for the year ended December 31, 2006, as compared to $629,473 for the year ended December 31, 2005. Research and development expenses, as a percentage of net sales, increased from approximately 15% for the year ended December 31, 2005 to approximately 19% for the year ended December 31, 2006. The increase in research and development expenses was due to the increase in:

•
Salaries and benefits expenses by $332,977, which primarily results from the hiring of the CKS and VHT development employees to address changes in our product offerings and integration of our different product offerings;

•
professional services expenses by $165,091, which consisted of an increase of $73,529 following the acquisitions of VHT and CKS and an increase of $91,562 for the HQS product line for outside contractors to manage the integration and development of our products;

•
occupancy expenses by $38,146 due to expenses being allocated to departments during the year ended December 31, 2006, whereas this amount was applied fully to general and administrative expenses during the first three quarters of 2005, and applied to the various expense classifications in the fourth quarter of 2005;

•
travel expenses by $42,152, which consisted primarily of an increase of $3,838 from the acquisitions of Vanta and Carekeeper and an increase of $38,335 associated with the consultants hired to manage the HQS product line; and

•
other expenses by $14,152, which consisted of an increase of $1,755 following the acquisitions of VHT and CKS and an increase of $12,718 from the HQS product line resulting primarily from an increase in software license and support fees.

We anticipate that research and development expenses will remain at the current level over the next 12 months as we continue to improve and integrate our products and prepare for the P4P regulations. We do not anticipate the need to increase the size of our development staff to accomplish this work. Since our industry is characterized by rapidly evolving technology, research and development will always be a significant expense.

General and administration expenses were $2,037,868 for the year ended December 31, 2006 and $1,221,470 for the year ended December 31, 2005, representing 29% of net sales for the year ended December 31, 2005 and 31% of net sales for the year ended December 31, 2006. The increase in general administration expenses is due to an increase in:

•
salaries and benefits expenses by $405,484, primarily due to the hiring of the chief executive officers for CKS and VHT and the hiring of two full time employees, namely, a finance analyst and a human resources generalist;

•	travel expenses by $50,131, due primarily from customer visits to our new customers, most of which were obtained as a result of the Carekeeper and Vanta acquisitions; and

•
other expenses by $308,239, primarily due to an increase in bad debt expenses, resulting primarily from two large accounts totaling $199,530. Management is focused on the increase in bad debts and anticipates that the bad debt expenses will decrease in the first quarter of 2007, due to increased collections activity and the utilization of an outside collection agency to collect one of the large outstanding accounts.

Depreciation expense was $139,484 for the year ended December 31, 2006 and $167,713 for the year ended December 31, 2005, resulting in a decrease of $28,229 or 17%. The principal reason for the decrease in depreciation expense is due to a decrease of $44,743 to the fixed assets that were acquired at the inception of the business in October of 2002, which are now fully depreciated, which is offset, in part, by an increase of $16,514 resulting from the depreciation expenses associated with Carekeeper and Vanta assets.

Interest expense was $46,403 for the year ended December 31, 2006 and $81,986 for the year ended December 31, 2005, representing a decrease of $35,583 or 43%. The principal reason is a $79,974 decrease in HQS and HSS due to the payoff of the loan and security agreement in November 2005, which was offset, in part, by an increase of $44,391 interest expense associated with CKS and VHT.

Liquidity and Capital Resources

At December 31, 2006, we had incurred an accumulated deficit of $15,966,398 compared to $13,012,275 at December 31, 2005. At December 31, 2006, we had a working capital deficit of $902,092, compared to working capital of $619,775 at December 31, 2005. We had incurred net operating losses for the year ended December 31, 2006 and the year ended December 31, 2005 of $2,455,824 and $489,595, respectively.

During the year ended December 31, 2006, we drew down an additional $4,650,000 from the facility provided by Stanford for a total draw of $6,100,000. Among other things, the proceeds were used to finance the acquisitions of Vanta and Carekeeper. As of December 31, 2006, there is $3,150,000 that has not been advanced to us. We have $500,000 of additional availability under the Preferred Stock Purchase Agreement with Stanford, which can be drawn down on two weeks’ notice. An additional $2,650,000 is available to complete acquisitions or for additional working capital purposes in the sole discretion of Stanford. We believe that the $500,000 available to us with two weeks notice and the additional $1,500,000 from the Preferred Stock Purchase Agreement for working capital, together with funds collected from operations, will be sufficient to meet our working capital needs over the next year.

We anticipate that working capital requirements will decrease from the current level over the next year as we begin to:

•	consolidate business processes such as customer support, sales and marketing and implementation services;

•	eliminate duplicate processes or systems;

•	evaluate current products for duplication of services between companies; and

•	complete the improvements to our infrastructure.

We currently anticipate proceeds made available from Stanford will be sufficient to meet presently anticipated working capital and capital expenditure requirements through December 31, 2007.

As of December 31, 2006, we had cash totaling $558,764. Significant cash flow activities for the year ended December 31, 2006 are as follows:

Cash used in operating activities amounted to $1,918,638 for the year ended December 31, 2006, as compared to $74,671 for such activities in 2005. This increase is primarily attributable to:

•	a net loss of $2,455,824;

•	a net increase in accounts receivable of $37,577;

•	a decrease in accounts payable of $85,983;

•	a decrease in the reserve for customer refunds of $573,361;

•	a decrease in deferred revenue of $41,221; and

•	a decrease in customer deposits of $21,914.

However, these uses were partially offset by an increase in accrued expenses of $39,258. In addition, there were certain non-cash items such as depreciation and amortization of $1,242,088, and an increase in stock based compensation of $35,825.

Cash used in investing activities was $2,247,824 for the year ended December 31, 2006, as compared to $273,505 for the year ended December 31, 2005. Cash used in investing activities in 2006 is attributable to acquisitions of Vanta for $1,052,034 and Carekeeper for $91,753, and increases in property and equipment of $127,203 and capitalized software development costs of $1,003,254. These were minimally offset by the receipt of $26,420 in cash as a result of the acquisition of Carekeeper.

Cash provided from financing activities was $4,386,296 for the year ended December 31, 2006, whereas such activities provided $386,885 during the same period of 2005. The increase in cash provided by financing activities in 2006 is primarily attributed to $4,650,000 in proceeds from the Preferred Stock Purchase Agreement, proceeds from the exercise of warrants of $1,110 and is offset by the repayment of $17,311 of capital lease obligations and the repayment of $247,503 of loans payable.

Accounts receivable at December 31, 2006 was $914,032, net of allowance for doubtful accounts of $302,607, as compared to $686,164 at December 31, 2005, net of allowance for doubtful accounts of $17,058, an increase of approximately 33%. The increase in accounts receivable is due to an increase in the aging of our receivables (70 days for the year ended December 31, 2006 compared with 42 days for the year ended December 31, 2005), the acquisition of $352,100 of accounts receivable from VHT and CKS and an increase of $561,933 in HQS customers. At December 31, 2006, Amedisys, LLC and Intrepid USA Health Services accounted for 18.3% and 14.6% of the net accounts receivable, respectively. The loss of Amedisys will materially decrease our revenue, unless that business is replaced from new or existing customers.

Software development cost, net of accumulated amortization, was $3,880,577 at December 31, 2006 compared to $218,310 at December 31, 2005. The accumulated amortization at December 31, 2006 and December 31, 2005 was $2,693,434 and $1,590,830, respectively. The increase in software development is primarily attributable to the Vanta and Carekeeper acquisitions and the issues encountered with the software integration and the earn out payment payable to the sellers of Carekeeper, in accordance with the stock purchase agreement entered into in connection with the Carekeeper acquisition as of December 31, 2006.

Other assets at December 31, 2006 were $496,946 compared to $333,924 at December 31, 2005. These amounts consisted of property and equipment, net of depreciation, of $275,145 and $228,956, prepaid expenses and current assets of $127,141 and $81,484, security deposits and other assets of $94,661 and $23,484 at December 31, 2006 and December 31, 2005, respectively.

Accounts payable and accrued expenses at December 31, 2006 and December 31, 2005 were $889,640 and $249,859, respectively. The $639,781 increase in accounts payable is due primarily to the increased accounts payable associated with the businesses of CKS and VHT and accrued expenses of $301,023, an increase in accounts payable of $89,317 due to professional fees for legal, accounting and acquisition services, $114,454 for off shore development of our products, $27,867 for development of our marketing collateral and web site, and $37,856 for management of our sales and development departments.

BUSINESS

Overview

Health Systems Solutions, Inc., through its wholly-owned subsidiaries, designs, develops, markets, sells and supports both licensed and web-based, management information and business intelligence information technology systems and related services. These products are designed to assist home health care companies more effectively manage the clinical, operational and financial aspects of their business and compete in the Medicare, Medicaid, private pay and managed care environments. Our focus is to help home health care providers streamline their operations and better serve their patients. In this regard, we offer several comprehensive software solutions including HSS Advantage, HSS Analyzer, HSS VividNet and HSS VividCare.

HSS Advantage enables Medicare home health agencies to collect, manage and transmit data in a way that meets federal mandates for data management. HSS VividNet tracks and manages information necessary to address financial and operational needs, including patient intake, clinical data, worker management, scheduling and accounting functions. Both of these solutions utilize the software as a service model where customers use their standard personal computers and Microsoft Internet Explorer to access the Internet to utilize software services that reside on our servers. The architecture and fee structure enables our customers to rapidly and cost-effectively implement our services for a modest transactional fee charged when a customer uses our programs to process patient clinical assessments and obtain management reports.

HSS VividCare, which is an earlier version of HSS VividNet, enables home health agencies to effectively manage private pay, Medicaid and Medicare divisions. HSS Analyzer integrates data from throughout the enterprise to create a clinical and financial data repository that can be used as an analytical tool. Both of these solutions deliver software using a software license model where the software is purchased up front and is installed on customer-owned servers under the customer’s control. In the future we expect to reduce the number of customers using the software license model, and convert them to our VividNet product (our web-based product).

These services have been designed to assist our customers in or by:

•	Increasing revenue;

•	Reducing cost;

•	Improving the quality of patient outcomes;

•	Standardizing processes;

•	Minimizing regulatory compliance risk;

•	Identifying drug, food and herb interactions; and

•	Providing patient and caregiver scheduling and clinical data management.

In 2006, there were approximately 9,000 Medicare certified home health agencies nationally that provided short-term (60 days or less) primarily skilled services (for example, registered nurse, physical therapy, occupational therapy, speech therapy and social counseling) to over 2.8 million patients. In addition, there were approximately 40,000 private duty home care companies delivering skilled and unskilled services to patients and non-clinical customers in the home that were paid by other reimbursement sources including commercial insurance and private citizens. It is estimated that there are approximately 12,000 companies providing services specifically to Medicaid qualified recipients. In 2004, there were 27 million recipients of Medicaid home care services, up from 2.7 million in the early 1990s.

The Medicaid home health benefit is largely federally-funded by the Centers for Medicare and Medicaid Services, or CMS (up to 90% for some programs), with additional contributions from each state responsible for administering the programs. Medicare, on the other hand, is funded and administered exclusively by CMS. As a result, Medicaid-related regulations are more complex to keep up with than those in Medicare as Medicaid is regulated by both federal and state regulatory agencies.

The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services to establish a prospective payment system, or PPS, to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care, recertification and at discharge. HSS services and software are designed to respond to these expanded PPS regulations.

Our management information software and service solutions are designed for use in connection with the many key clinical, administrative and financial functions that home health care companies require. Our technology solutions are designed to meet the rapidly changing requirements necessitated by a rapidly increasing aging population, legislation at the federal and state level and an information technology environment. Our strategy is to offer a broad spectrum of products to home health care companies in an integrated seamless platform. In this fashion, we would have an opportunity to cross-sell our various products to our users. We intend to seek out and consummate acquisitions that will allow us to quickly expand our product offerings.

History of Our Business

The ultimate predecessor of our business was a corporation known as Provider Solutions Corp. ("PSC") that was formed to develop the technology that we employ in our business. PSC was a Florida corporation organized in 1992. PSC raised an aggregate of approximately $7 million on a secured basis. On July 2, 2002, PSC filed an assignment for the benefit of creditors under Florida law. Stanford, one of PSC’s secured creditors, formed Provider Acquisition LLC ("PAL") in order to make an offer to the Assignee to purchase all of the assets of PSC. In accordance with an Asset Purchase Agreement dated September 17, 2002, PAL purchased all of the assets of PSC for a sum of $225,000, subject to secured indebtedness of approximately $7 million and assumed an obligation to pay the trust fund portion of PSC’s obligations to the Internal Revenue Service in the approximate amount of $400,000. Following PAL’s acquisition of the assets of PSC, Stanford and the other holders of PSC’s secured indebtedness converted all of the indebtedness into equity of PAL.

On October 22, 2002, PAL consummated an agreement and plan of merger with Silver Key Mining Company, Inc. and its newly formed wholly-owned subsidiary, Healthcare Quality Solutions, Inc., a Florida corporation ("HQS"), whereby the business that PAL had acquired from PSC was transferred to HQS and the equity ownership interests in PAL were exchanged for the majority of the issued and outstanding shares of common stock of Silver Key Mining Company. On October 23, 2002, the effective time of the merger, the 100% equity interests of PAL were exchanged for an aggregate of 1,071,429 shares of our common stock. Stanford received 957,921 shares of our common stock issued pursuant to the merger agreement. An additional 237,399 shares were issued in connection with the merger to a third party in consideration of facilitating the merger. Prior to the merger, none of the holders of equity interests in PAL, including Stanford, owned any shares of common stock or had any other interest in our company.

On April 6, 2006, VHT purchased substantially all of the assets of Vanta.  Pursuant to the asset purchase agreement, VHT acquired the assets of Vanta in consideration for $850,000 in cash, the assumption of certain liabilities of Vanta in the approximate amount of $70,000, and the issuance of an aggregate of 100,000 shares of our common stock, to the members of Vanta. VHT services assist home care businesses manage their daily operations, primarily through its flagship software product, The Analyzer.

On May 15, 2006, CKS purchased all of the stock of Carekeeper pursuant to the stock purchase agreement. In consideration for the stock of Carekeeper, we agreed to:

•
Make available to CKS an operating line of credit in an amount of up to $1,500,000 to be used solely to pay (i) CKS’ accounts payable, (ii) certain amounts due to the former shareholders of Carekeeper up to $143,000 and (iii) operating expenses pursuant to an annual budget pre-approved by us;

•	pay an earn out payment based on a percentage of CKS’ operating revenue in 2006, 2007 and 2008; and

•	make a contingent payment in the amount of up to 400,000 shares of our common stock based on CKS achieving certain milestones regarding its operating revenue during 2006, 2007 and 2008.

CKS is a pioneer in schedule driven financial management solutions for the home care and medical staffing industries. CKS’ VividNet software benefits providers throughout all aspects of their operations with a workflow oriented system based on a single entry design that drives information from the front-office service delivery to the back-office financial management.

Industry Background

The health care system is the largest industry in the United States. The following statements regarding national health care spending are excerpts from a Statement by Dr. Henry E. Simmons National Coalition on Health Care on April 19, 2006 at the Third Annual World Health Care Congress Sponsored by The Wall Street Journal:

•	In 2004, health care spending in the United States reached $1.9 trillion, and was projected to reach $2.9 trillion in 2009.

•	Health care spending is 4.3 times the amount spent on national defense.

•	In 2004, the United States spent 16% of its gross domestic product, or GDP, on health care. It is projected that the percentage will reach 20% in the next decade.

•	Although nearly 46 million Americans are uninsured, the United States spends more on health care than other industrialized nations, and those countries provide health insurance to all their citizens.

The system includes a broad array of private and public purchasers, insurers, providers, manufacturers, and suppliers. The United States invests more per capita than any other nation for the delivery of health care, yet it consistently falls short of providing quality care. There are wide variations in the type of care delivered, and studies have shown that many patients do not receive the recommended care, which appears to occur across medical conditions and regardless of whether the care is preventive, acute or chronic.

The Institute of Medicine issued a stern warning in 2001 in its ground-breaking publication, Crossing the Quality Chasm. This report urged change at all levels of the health delivery system, with particular emphasis on redesigning the system to improve quality. In particular, the publication recommended creating and aligning incentives for quality and making information available to enhance quality, accountability and consumer choice.

Our mission is to assist the post acute segment of the U.S. health care system in addressing these issues. For purposes of describing our business, we have segmented the health care industry into physician practices, acute care (hospital) facilities, pharmaceutical and supply companies and post acute care. Post acute health care providers include home health agencies, inpatient and outpatient rehabilitation facilities, skilled nursing facilities, nursing homes, hospice providers, long term acute care hospitals, assisted living facilities, continuing care retirement communities, infusion therapy, medical/social adult day care, respite care, home medical equipment (HME), personal care, comprehensive outpatient rehab facilities (CORF) and enriched housing. Our business is currently directed to the home health segment of the post acute industry, although it is our intention to expand our information technology service businesses into other areas of post acute including hospice and nursing home facilities. Home health is a rapidly growing component of health care. Factors that we believe have contributed and will contribute to the need for improved home health services include:

•	recognition that home health services can be a cost-effective alternative to more expensive institutional care;

•	aging demographics;

•	changing family structures in which more aging people will be living alone and may be in need of assistance;

•	increasing consumer and physician awareness and interest in home health services;

•	the psychological benefits of recuperating from an illness or accident or receiving care for a chronic condition in one’s own home; and

•	medical and technological advances that allow more health care procedures and monitoring to be provided at home.

In March 2006, the Medicare Payment Advisory Commission, or MedPAC, reported to the United States Congress about the growth and profitability of post acute care including the home health industry. As of October 2006, there were more than 9,000 Medicare certified agencies providing skilled nursing, therapy, home health aide, or medical social worker services to beneficiaries in their homes. According to CMS, post-acute expenditures were over $36 billion in 2004 which accounts for 12% of Medicare spending. The number of certified home health agencies has grown 10% in the last year alone and growth is expected to continue. Home care currently represents approximately one-third of all post-acute spending. MedPAC studies show that home care is a more favorable setting for post-acute care proven by cost analysis and higher clinical outcomes. Further examination of efficiency of home care versus other post-acute models continue to be a top priority for the government.

We expect further consolidation of the industry, which has accelerated after the passage of the Balanced Budget Act of 1997 ("BBA"). We believe home health agencies are expanding their service delivery to encompass more of the existing home care opportunities. Specifically, Medicare-focused providers are expanding into the private duty space and private duty agencies are expanding into Medicare. We believe that in the process of consolidation, home care management will require solutions that reach across these heretofore independent venues and need help to streamline their operations, standardize the delivery of care, maximize the reimbursement under the regulations, improve the quality of care delivered, and minimize compliance and other risks. By providing outsourced services, we help reduce the information technology burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

In October 2000, the federal government introduced the Medicare Home Health Prospective Payment System. These rules require the collection and reporting of vast amounts of patient data that must be extracted, edited, corrected, formatted, exported and reported on rigorous schedules. The importance of ensuring the data is accurate and timely cannot be overstated, as the very success of a home health company participating in Medicare is dependent on meeting these requirements. Under these rules, home health agencies are mandated to prove that the care delivered improves the patient’s functional ability. The mandates introduce reimbursement levels calculated in advance based upon the assessed need of the patient. An error in collecting the data on the initial patient assessment can cost thousands of dollars in missed reimbursement, and an error in collecting the data on the final assessment can result in the rejection of an entire claim, or worse, an audit survey by a regulatory agency that could result in fraud and abuse charges.

The data must be collected using a standardized tool called the "outcome and assessment information set" ("OASIS") to collect 109 data elements that must be reported to government agencies on rigorous schedules and must meet an extensive editing process. It is critical for the home health business that the data is accurate and valid as the data is used to determine the level of reimbursement received for the care provided and is used by the government to measure, and publicly report on, the quality of care delivered.

Methods for capturing data include filling out paper forms, then key entering the required data into a workstation or personal computer using free, government-supplied software, or directly into information management systems supplied by another party. The data is subsequently transmitted to the government, where computers edit the answers highlighting errors. The home health agency must dial into the government site to retrieve its reports, then in an off-line procedure correct the errors and resubmit the data. Either approach has minimal data validation capabilities, particularly as it relates to determining any clinical anomalies that might exist in the data.

In addition, the nature of home health care is such that the field nurse and the data entry staff, nursing supervisor, quality assurance staff, clinical manager and operations management are typically remote from one another, making collaboration over identified issues difficult if not impossible to resolve. The result is increasing overnight courier, fax and telephone costs combined with rejected claims, extended accounts receivable days outstanding and inconsistent care delivery. Often, the clinical staff struggles to satisfy various regulations (including regulatory deadlines), while management pushes for faster turnaround to improve cash flow. Multiple sites compound the management problems.

Among responses to these and other issues, the Robert Wood Johnson Foundation and the California Healthcare Foundation funded the California-based Integrated Healthcare Association's ("IHA") P4P Program. This is the largest P4P project in the U.S. The project provides medical groups with incentive payments based upon performance against quality benchmarks. Seven large California health plans participate: Aetna, Blue Cross, Blue Shield, CIGNA, Health Net, PacifiCare, and Western Health Advantage. The program uses evidence-based measures to assess the performance of over 35,000 physicians in 225 medical groups caring for more than 6.2 million commercial HMO enrollees. The program's data is collected and analyzed by the National Committee for Quality Assurance (NCQA), a Washington non-profit dedicated to improving health care quality.

In addition to IHA’s P4P Program, CMS has launched several demonstration projects and recently announced that it intends to incorporate P4P into its Medicare program. CMS has announced it plans to introduce P4P into the home health industry in 2008 or 2009. CMS has stated that the foundation of effective P4P initiatives is collaboration with providers and other stakeholders to ensure that valid quality measures are used, that providers are not being pulled in conflicting directions, and that providers have support for achieving actual improvement. Consequently, to develop and implement these initiatives, CMS is collaborating with a wide range of other public agencies and private organizations who have a common goal of improving quality and avoiding unnecessary health care costs, including the National Quality Forum, the Joint Commission of the Accreditation of Health Care Organizations, the National Committee for Quality Assurance, the Agency for Health Care Research and Quality, the American Medical Association and many other organizations. CMS is also providing technical assistance to a wide range of health care providers through its Quality Improvement Organizations.

CMS has published that it is developing and implementing a set of P4P initiatives to support quality improvement in the care of Medicare beneficiaries. In addition to the initiatives for hospitals, physicians and physician groups, CMS is also exploring opportunities in nursing home care and is considering approaches for home health as well. In addition, recognizing that many of the best opportunities for quality improvement are patient-focused and cut across settings of care, CMS is pursuing P4P initiatives to support better care coordination for patients with chronic illnesses.

From published reports we believe the P4P initiatives by CMS for home health care will be applied over the next two years, which will further increase home care’s dependence on information technology services such as those delivered by HSS. HSS is investigating approaches that will enable us to assist home care providers operate effectively under the P4P regulations if and when they become effective.

As the baby boomers entering the health care system begin to have a greater financial impact on the cost of health care, we believe that a number of things will happen that may affect our business:

•	there will be public and political pressure to rationalize and consolidate many of the myriad of post-acute health care delivery venues currently protected under Medicare and Medicaid regulations;

•
there will be consolidation within post acute verticals such as home care, nursing homes, rehabilitation facilities, hospices, etc.; as well as consolidation or elimination of some of the types of providers;

•	consolidation of providers will be preceded by an evolving introduction of data standards that enable ready exchange of patient data and measurement of performance;

•	ongoing changes will make obsolete proprietary, closed system designs and require flexible, open source approaches; and

•	there will be increased need to devise automated patient plans of care to manage details of specific disease states that can be updated electronically.

We believe that most providers of services in post-acute health care do not have the resources to invest in or manage the technology required to meet this new environment. We believe the opportunity exists to consolidate information technology vendors in the post acute arena in advance of the rationalization of the health care providers themselves. We believe that:

•	the baby boomers entering their post-65 years will place unprecedented demands on the health care system of our country;

•
current public demand for accountability in balancing the quality and cost of health care will increase as health care costs for the baby boomers consume an increasing portion of the Country’s gross domestic product;

•	improved and standardized processes will be implemented and managed at all points of patient contact;

•
identifying and eliminating duplication of clinical services, waste and paper in administrative systems will force the adoption of business process management techniques already implemented in other industries; and

•	increased dependency on information technology will be the norm.

Our Solution

We offer a comprehensive set of product and service solutions to address the changing needs of home health providers and caregivers through:

•	information technology services and software systems;

•	training;

•	deployment resources; and

•	consulting and customer support.

Our solutions, when used together, provide a comprehensive set of home health enterprise software. HSS services and systems are designed to enable home health care providers to produce and utilize comprehensive information reports to optimize the performance of their organizations. These reports include financial, operational and clinical information designed to help customers make informed business decisions, more cost effectively operate their businesses, generate more revenue, continually manage toward best practice and more effectively compete in a cost-contained regulatory environment. Management believes these information technology solutions help home health care providers:

•	increase revenue;

•	improve cash flow;

•	reduce operating expense;

•	improve risk management;

•	increase policy decision effectiveness;

•	improve the quality of patient outcomes;

•	accelerate payment reimbursement; and

•	handle rapidly changing reimbursement rules and privacy regulations.

In addition, utilization of our HSS Advantage software and services provides the following advantages:

•
HSS Advantage provides a variety of services that enable Medicare home health agencies to meet federal mandates for collecting data. Customers can transmit data to us using a variety of approaches. Data from handwritten forms that have been scanned and the image can be transmitted to us by email or facsimile. The image received by us is then electronically converted from handwriting to digital data. Our staff verifies the accuracy of the data and works with the customer to resolve unreadable segments. Customers can also key enter the data online. Finally, customers can collect data on a point of care device and upload the data to our website. On receipt, the data is processed by servers through over 400 Medicare-mandated edits and over 200 proprietary edits. The resulting edits are typically available for viewing on the Internet within two hours of receipt. Upon completion of the editing process, we transmit the required data to appropriate government agencies as required under the regulations.

•
Using the edited data, a variety of real time reports are provided that highlight clinical, financial and operational issues/guidelines to ensure optimum clinical and financial results. Other reports enable a customer to evaluate the efficacy of the proposed clinical interventions as they relate to the Medicare regulations.

•
HSS Advantage provides reports that enable customers to evaluate the effectiveness of their services by measuring the clinical outcome of the patient against national norms, guiding the customer to improved processes and best practices.

•
HSS Advantage provides services that deliver medication teaching sheets that are required to be left with the patient that describe how to use the drug and any possible risks. The software compares all drugs that have been entered into the system for a patient to determine possible interactions between and among the drug, food and selected herbs.

•
We provide software to be implemented in customer operations that extract data from a variety of vendors’ software systems that provide decision support information that enables the user to improve clinical and claims operating performance. The collected data is used to provide detailed analysis of the results obtained from clinical diagnoses relative to Medicare reimbursement. These analyses are reported against the cumulative database of all customers to provide a benchmark of clinical practice, extent of clinical interventions and the effect on reimbursement. The HSS Advantage software extracts data from software programs supplied by 12 other vendors including: McKesson Corporation, Cerner Corporation, Misys, Inc., Carecentric, Inc. and Delta, Inc. Together, these companies control an estimated 40% of the software market in home health.

Utilization of the HSS VividNet software provides the following advantages:

•
Provides Web-based software that is designed to handle all types of home care payers including Medicare, Medicaid, private pay and medical staffing agencies. HSS VividNet is designed to track and manage information necessary for a health care company’s operations and profitability. The system provides the flexibility to easily incorporate an agency’s own business rules and logic, ensuring a tailored solution. Information is managed according to the natural workflow of an agency’s operations - from front office client intake and workforce management, through an integrated scheduling function, to back office accounting and reporting. We provide services to private duty, Medicaid, staffing and managed care, and Medicare home health agencies. The systems provide caregiver/patient scheduling, tracking of patient visits, and accounts and provide for reimbursement of services for the home health agency.

•	The heart of the system is a color-coded scheduling calendar, which drives other essential business operations such as:

• client management;

• human resources;

• billing;

• accounts receivable;

• payroll;

• general ledger; and

• management reports.

•
As a result of our Carekeeper acquisition, we are one of a limited number of home care software companies in the United States that is licensed to use certain patented technology for home health telephony services. The patent provides for the use of 800 numbers to identify the company receiving the call, dialed number identification to recognize the phone that is initiating the call, and processes for confirming time, expense, activity and attendance reporting.

HSS VividCare is an earlier version of the VividNet Software. We currently have over 125 customers utilizing our VividCare product. However, over the next 18 months, we expect to convert these customers to our VividNet product which is web-based. This integration of operations through a single user interface, coupled with extensive reporting, enables agencies to reduce costs, improve employee retention, enhance profitability and deliver quality care.

Utilization of the HSS Analyzer system provides the following advantages: The Analyzer has 15 interfaces to virtually all of the home care industry’s major billing and financial systems. These interfaces extract financial data from the billing system and combine this data with clinical utilization data to provide an integrated view of a home care agency’s status identifying its strengths and weaknesses. Another module provides web-based benchmarking information that compares one agency of office with others in the HSS data base. We believe the Analyzer is the most comprehensive decision-support product available for the home health care industry.

We believe opportunities exist for us to extend our products and services to current and future customers. We plan to continue to leverage our software and services applications and related services by acquiring or developing a growing suite of tools that we expect to generate new revenue from an existing customer base.

In addition to the software and online services we deliver, we also provide support services relating to effective implementation and ongoing use on a fee basis. We offer training and education services either on the customer’s site or over the web. We also offer consulting services relating to the effective use of the available decision support and operations analysis information for a nominal increase in transaction fees or on a daily fee basis.

Growth Strategy

It is our objective to extend our position as a leading provider of management solutions for home health care and enter the market for solutions to other post acute care industries both by developing new systems and by acquiring existing companies that currently provide services to these venues and possess broad domain expertise. Acquired businesses will have already made the investment to migrate their solutions to the web in order to minimize the complex task of integrating disparate systems into our network.

Key elements of this strategy include:

Leverage Our Existing Customer Base

We believe significant opportunities exist to leverage our existing customer base by selling more applications to customers that utilize less than the full suite of programs, as well as by expanding our suite of programs to provide our customers with enhanced functionality and increased transactional volumes. We intend to continue to develop our current service offerings and to introduce new solutions that assist in the management of specific disease states and complementary products. We may offer our services to other post acute providers.

Offer Our Services to Other Segments of the Post-Acute Industry

We believe that the interest in tools to assist in the management of diseases and other adverse health conditions will provide us with opportunities to further develop our platform to provide solutions to nursing homes, skilled nursing facilities and inpatient rehabilitation facilities.

Strategic Acquisitions Allowing Further Expansion of our Platform of Solutions and Customer Base

Management endeavors to increase our platform of solutions to the home health agencies we serve. Management believes there may be opportunities to expand our product offerings and/or customer base through strategic acquisitions. As a result, we regularly evaluate such opportunities.

Customers

Our product offerings are provided to home health customers ranging in size from single to large multi-site organizations. As of December 31, 2006, we had approximately 310 customers in 44 states using one or more of our services.

One customer, Amedisys, accounted for approximately 45% of our revenue in 2005 and 35% of our revenue in 2006. In March 2006, Amedisys advised us that it had developed a proprietary clinical software system to collect assessment data, schedule and log patient visits, generate medical orders and monitor treatments and outcomes in accordance with established medical standards. Amedisys has notified us that they will be distributing hand held computers to their full time nursing staff which will eliminate the need for our verification services on the assessments processed on the hand-held computer. Amedisys has advised us that they plan to continue to use verification services for contract and part time staff that are not issued the hand held computers. In addition, Amedisys has also advised us that they currently plan to continue to use our data transmission product and CMS reporting. As a result, we anticipate that the revenue received from Amedisys will decrease by approximately 80% by the end of the third quarter of 2007.

Sales and Marketing

We sell our services primarily through direct sales forces. We currently have seven sales staff members. In addition to regularly targeting new customers, we also target existing customers for additional sales, as our product lines expand. Since the Vanta and Carekeeper acquisitions, our sales team has been working on introducing existing clients to our new product offerings.

We currently have year long advertisements placed in the two prominent industry publications: Success In Home Care and The Remington Report. In the first quarter of 2006, we engaged Magellan Business Partners to assist us in repositioning our company from a marketing perspective. As a result, we have initiated new and coordinated marketing materials, trade show booth displays, website designs and advertising layouts. These changes were implemented in the fourth quarter of 2006.

Product Development

We develop service applications based on requirement specifications produced by our product management department and related task forces. These groups are comprised of clinicians and other domain experts (including regulatory). We determine our product direction and product feature requirements by maintaining regular contact with customers and experts in the field and tracking the regulatory activity of CMS and the states’ Medicaid activities.

The system architecture lends itself to rapid delivery of improved software and product functionality. Key systems are typically modified every 45 to 60 days. The systems are designed as very "thin-client" (customers need only a browser to access the services) minimizing the information technology infrastructure required at the customer site. Customer system requirements are limited to a PC with a standard Internet browser and an Internet connection.

The HSS Advantage system architecture is based on the widely accepted J2EE architecture that ensures "openness" and "scalability." The HHS VividNet system architecture is based on the Microsoft ".net" model that also ensures "openness" and "scalability." Both approaches provide scalable architectures and lend themselves to integration of databases and communications. The designs and the centralized hosting approach facilitates managing and delivering changes and enhancements to the software and service.

In 2004, we initiated development projects to produce new and enhanced products. The first such product, the HSS Medications Risk Manager, was introduced into beta test with one of our large customers in October 2005, and released during the fourth quarter of 2006. This product did not contribute material revenue during 2006. We introduced our hand-held data collection tool into beta testing at two customer sites in the first quarter of 2007. This product is not expected to add material revenue during 2007, but is expected to increase retention of customers of the HSS Advantage product since many of our customers are looking for a data input device that the clinician can use in the patient’s home. Development of the underlying software will be produced with existing staff. Other research and development expenses associated with these products are not material and will increase slightly to cover costs related to short term software development contractors or consultants that will be used in the development cycle.

Upon acquisition of Carekeeper, our plan was to integrate their VividNet software solutions with our existing software solutions; however, after the acquisition, it became evident that significant improvements were needed to the Carekeeper software before their suite of products would be ready for integration. Since May 2006, we have worked to make the necessary improvements to the Carekeeper software. We have incurred approximately $435,000 in research and development as of December 31, 2006, and anticipate approximately $250,000 in further expenditures in 2007 to complete the integration of the software programs.

We continue to work on the enhancements to the Carekeeper software and are currently in the process of completing the first of three phases of the integration. The CKS and HQS technology, integrated through Phase I will be test piloted in the second quarter of 2007. Upon completion of the product testing and any necessary enhancements to the programs, we will begin marketing the fully-integrated suite of products. We anticipate that sales for the new products will begin late in the second quarter of 2007 and that the revenue generated from these sales will be realized in late 2007.

In addition, we continue to seek new and innovative products that complement our existing suite of products. Once these products are identified and acquired, we will continue to expend resources for research and development to integrate these products into our existing product offerings. In light of this business strategy, we expect that we will always incur significant research and development expense. We will continue to run the risk that the release dates for new and improved products will be delayed in light of the complex technological issues involved.

Operations

Our customer service department provides a variety of operational support to customers. Customer Service includes a verification service that ensures the accuracy of automated optical character recognition translation of hand-written patient assessment information to digital data, assistance with customer data communications, upload data to/from our website, transmitting customer's patient data to appropriate State Departments of Health, acquiring customer reports from CMS, posting these reports to our website for access by the customer and producing customer benchmark reports from our national database.

The systems infrastructure department manages and supports the computer and communications infrastructure used by our customers including hosting services, Web services administration, communications administration, application administration, database administration, systems administration and LAN administration.

Our products and services are critical to our customers’ operations. As a result, our infrastructure requires a high level of service availability. To minimize the risk to our customers, we have servers that support customer activities installed in two very secure facilities in Tampa, Florida and Sterling, Virginia, both of which are managed by Qwest Communications International Inc. at its Qwest CyberCenters. These two servers provide redundant power and air conditioning, redundant Internet connections and redundant telecommunications.

Encryption and Security from Hackers

Our company-owned servers, software and communications equipment and the customer data integral to our service delivery are hosted at a Qwest CyberCenter in Tampa, Florida. Qwest reports that its facilities are designed to withstand up to Category 5 hurricanes. Notwithstanding these assurances, there can be no guarantee that we would be able to operate effectively were the Qwest site to be damaged by a terrorist event or act of nature.

We have implemented various layers of security to ensure appropriate, controlled access to our services, including establishing user level password systems and encryption schemes based on 1024 bit keys. We have implemented Secure Sockets Layer (SSL), an industry standard protocol for providing authentication and encryption, verified through the use of certificates provided through Verisign, an industry provider of secure Internet communications. Firewalls are implemented to protect against unauthorized entry and address translation schemes adds a further level of access protection from unauthorized access attempts. Our services agreements generally contain limitations on liability and we maintain insurance with coverage limits of $2,000,000 for general liability. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted.

Competition

The market for health care information systems is intensely competitive. The competitive factors affecting the market for our services include:

•	vendor and product reputation;

•	reliability of the service;

•	availability of products on preferred computer and communications platforms;

•	scalability;

•	integration with other applications;

•	functionality and features;

•	ease-of-use;

•	quality of support, documentation and training;

•	product quality and performance;

•	product innovation;

•	price; and

•	effectiveness of our marketing and sales efforts.

Some of our competitors in the home health care market, such as our customer’s own internal IT departments, McKesson Corporation, Siemens AG, Eclipsys Corporation and Keane, Inc., have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sales and support of their products than our company. In addition, consolidation in the health care information systems industry may permit our competitors to have access to increased financial and administrative resources, greater technological capabilities and to realize other operational efficiencies and competitive advantages.

Proprietary Rights and Licenses

We depend significantly upon proprietary technology. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We believe that, because of the rapid pace of innovation within the computer software industry, factors such as the technological and creative skills of our personnel, frequent product enhancements, and reliable service delivery and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of our technology.

We distribute our products under services agreements that grant a customer a nonexclusive right to use our services for the customer's internal operation by designated users at designated sites. The service agreements may require us to make arrangements for hot standby systems or to deposit the source code and data necessary to deliver our services in an escrow account that may be accessed by the customer in the event of our company's liquidation, dissolution or bankruptcy, or if we fail to cure a material breach of contract.

Governmental Regulation

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates, revise regulatory requirements and otherwise change the environment in which providers operate. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and related services.

The Health Insurance Portability and Accountability Act of 1996 establishes rules, regulations and penalties for ensuring the privacy of patient health information. In addition, HIPAA requires standards for the electronic interchange of health care and claims data though HIPAA affects all aspects of all health care providers' operations, the greatest impact will be in the information technology area. The patient health information privacy phase of HIPAA went into effect in April 2003 and the standards for electronic interchange went into effect in October 2003. Conforming to these requirements is a difficult and expensive task.

We have taken various steps to comply with HIPAA. Employees have been educated on the law's effects and a policy and procedure manual has been developed. We have appointed a privacy officer and a compliance officer whose duties include:

•	Tracking regulatory changes;

•	performing initial and ongoing privacy risk assessments;

•	identifying all sources of Protected Health Information;

•	conducting compliance monitoring activities;

•	providing guidance for Product Management;

•	managing education and training;

•	managing and ensuring sanctions for failure to comply; and

•	monitoring and reviewing all system-related information security plans to ensure compliance.

We have also updated our process for customers to sign onto the Web site by assigning individual passwords to each authorized user at customer sites.

It is difficult to assess the costs related to HIPAA compliance because these are sweeping changes for which we have no historical experience. Overall, costs of implementation and risk management may be significant as policy and process development is based on extensive assessment, staff training, IT solution purchases and ongoing compliance evaluation. There will be continuing costs to ensure compliance with the law over time.

Employees

As of December 31, 2006, we had 84 full time employees, including:

•	7 in sales;

•	6 in product management;

•	10 in education and implementation;

•	34 in operations and customer service;

•	16 in software development;

•	2 in hardware support; and

•	9 in administrative and finance positions.

Our employees are not represented by a labor union, nor governed by any collective bargaining agreements.

Property

We currently rent approximately 13,617 square feet of executive office space located at 405 Reo Street, Suite 300, Tampa, Florida 33609. We rent this space for $22,395 per month and the lease expires August 31, 2013. We also rent approximately 7,147 square feet of executive office space located at One Dunwoody Park, Suite 240, Dunwoody, Georgia 30338. Rent for this space is $11,001 per month and the lease expires June 30, 2007. In December 2006, we leased an additional 6,236 square feet of executive office space located at 405 Reo Street, Tampa, Florida 33609, for an additional $9,830 per month. With the addition of the space in Tampa we have adequate executive space and do not anticipate renewing the Dunwoody lease upon expiration, but expect to negotiate for a lesser amount of space in the Atlanta area to house our Georgia-based development staff. In the opinion of management, these properties are adequately insured.

We also have a one-year agreement (commencing July 1, 2006) with Qwest for space for a co-location of our servers that process and store all customer data and support all Internet connections to these customers at two Qwest CyberCenter locations, Tampa, Florida and Stirling, Virginia. Qwest CyberCenters are specifically designed to provide state-of-the-art hosting for mission-critical Web sites and enterprise applications. Qwest CyberCenter facilities provide a secure, reliable and scalable foundation that is more cost effective than constructing and maintaining our own Internet data center. The cost is approximately $10,000 per month. The current co-location services agreement with Qwest expires June 30, 2007 and is automatically renewable for additional one year terms. The agreement may be terminated by either party upon at least 80 days written notice prior to the end of a term. We believe that if our agreement with Qwest is terminated there are several alternative data server providers.

Legal Proceedings

Except as set forth below, we are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property.

On April 19, 2007, we were served with a Verified Complaint in the matter of Xpanxion LLC v. Carekeeper Software, Inc., d/b/a Carekeeper Solutions, Inc. and Health Systems Solutions, Inc. filed in the State Court of Fulton County in the State of Georgia. The Verified Complaint alleges breach of contract and seeks payment of the balance due on a promissory note issued by our subsidiary, or $342,904, plus attorneys’ fees, litigation costs and interest. The promissory note was issued by Carekeeper to a software development company retained by Carekeeper to assist in developing software for one of Carekeeper’s customers. Although we have not yet filed a response in this matter, after reviewing the Verified Complaint and consulting with our advisors, we intend to vigorously defend the action and to assert all appropriate counterclaims.

MANAGEMENT

Directors and Officers

Our executive officers and directors and their ages as of the date of this report are as follows:

Name	Age	Position
B. M. Milvain	70	Chief Executive Officer, President and Director
Steven Katz	59	Director
Batsheva Schreiber	60	Director
Wayne LeRoux	64	Director
Randall J. Frapart	48	Director
Susan Baxter Gibson	49	Vice President and Chief Financial Officer

B. M. Milvain is our Chief Executive Officer and President and has been since October 2002. He has been a director of our company since April 2003. Mr. Milvain has been a senior officer of HQS, PAL and its predecessor company, Provider Solutions Corp., since 1993. From August 1988 until November 1992, Mr. Milvain was Chief Operating Officer of LPA, Inc., a subsidiary of NYNEX Corporation, and a supplier of on-line transaction processing software for electronic payment services. From March 1988 until September 1997, Mr. Milvain was also a consultant to the Chairman of the Board of BancTec, Inc. (a global provider of solutions for automation capture, processing and archiving of paper and electronic forms). From 1985 to 1988, he was Vice President of Marketing at Systeme Corporation (an innovator and developer of wide area network and PC technology for branch automation products for retail banking applications). From 1982 to 1984, Mr. Milvain was President of George K. Baum Leasing, Inc. From 1972 to 1982, he was co-founder of Unimark, Inc., a computer leasing and used computer dealer. Prior positions were with Marsh & McLennan Companies (1969 to 1972), Waddell & Reed (1966 to 1969) and IBM (1960 to 1966). Mr. Milvain graduated with a Bachelors of Business Administration degree from the University of Oklahoma in 1960.

Steven Katz has been a director of the company since April 2003. Since 1982, he has been President of Steven Katz & Associates, Inc. (a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing). From January 2000 to October 2001, Mr. Katz was also President and Chief Operating Officer of Senesco Technologies, Inc. (an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems). From 1983 to 1984, he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc. (a bio-materials company). Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981, he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Board of Directors of Natural Nano, Inc., Gamma Can International, Inc., USA Technologies, Inc. and several private companies.

Batsheva Schreiber has been a director of the company since April 2003. Since 1998, she has been the President and CEO of CareManagers Inc. (a health care advocacy and consulting company focusing on supporting individuals and their families in all aspects of services during changes in health status). From 1996 to 1997, Ms. Schreiber was Director of Operations at Master Care, a case management company that focused on efficiency and quality care in the workers compensation and group health areas. From 1994 to 1996, Ms. Schreiber was a co-founder and principal of Revival Home Health Care, a certified home care company serving the Metropolitan New York City area. Other home care experience includes senior positions at Olsten KQC (1992 to 1994) and Nursefinders (1988 to 1992). From 1970 to 1988, Ms. Schreiber established and developed various medical programs and services at Ohel Children’s Home & Family Services in New York City. Prior experience includes medical/surgical nursing and in-patient psychiatry (1966 to 1970) at Maimonides Medical Center in New York. Ms. Schreiber is a Registered Nurse in New York and New Jersey and has her BSN from the University of the State of New York. She is active in various community programs and is a member of the Board of Directors of United Way.

Wayne LeRoux has been a director of the company since June 2006. He was most recently Executive Vice President for Chase Paymentech Solutions, LLC (an electronic payments front-end processing system that processed over 13 billion transactions in 2005), from March 1998 through April 2006. Mr. LeRoux’s primary responsibility was as General Manager for Chase Paymentech’s proprietary front-end network. Prior to that, beginning in October 1992, Mr. LeRoux was retired. From October 1987 through October 1992, Mr. LeRoux was President and Chairman of TransNet (another payment processing company that was ultimately acquired by Paymentech). From 1978 until 1992, Mr. LeRoux was President of LeRoux, Pitts and Associates (a software company specializing in electronic payments that was purchased by NYNEX in 1990). Prior to his positions with TransNet and LeRoux, Pitts and Associates, Mr. LeRoux held a variety of positions with IBM Canada. Mr. LeRoux holds a diploma of technology from British Columbia Institute of Technology in Vancouver, British Columbia.

Randall J. Frapart has been a director of the company since June 2006. He is currently Executive Vice President and Chief Financial Officer of ForeFront Holdings, Inc. (a company that manufactures, designs, assembles and distributes golf bags and golf accessories for sale to on-course golf pro shops and off-course golf specialty shops, sporting goods stores, corporate premium customers, golf event sponsoring organizations, and mass merchandisers, mainly in the United States and Canada). From September 2002 until December 2005, Mr. Frapart served as Senior Vice President and Chief Financial Officer of HyperFeed Technologies, Inc. (a publicly traded provider of software which provides ticker plant and smart order routing technologies and managed services to exchanges, hedge funds and other financial institutions). Mr. Frapart served as Chief Financial Officer and later as Chief Executive Officer of Cyvent Technologies (a software and consulting company serving large health insurers) from April 1995 to July 2001. Mr. Frapart began his career at KPMG, where he held various positions in the Information, Communication and Entertainment Assurance practice for over 12 years. Mr. Frapart received a B.S.B.A. in Accounting from Washington University in 1980 and an MBA in Business Management from the University of Texas in 1982.

Susan Baxter Gibson is our Vice President and Chief Financial Officer. She served as a Branch Manager of Advanced Home Care (a home health, infusion and durable medical provider) from January 2001 through September 2003. From February 1999 to January 2001, she was a financial consultant with Dixon Odom P.L.C. From February 1998 to January 1999, Ms. Gibson was Chief Financial Officer of Baptist Hospital Home Care, a subsidiary of the Wake Forest University Medical Center. While she was there, she also served as Interim Agency Director. From June 1992 to February 1998, Mrs. Gibson was the Chief Financial Officer/Vice President Finance at the Visiting Nurse Association of the Treasure Coast. Susan's experience includes budgeting, creating internal policies and procedures, home health care financial and operational management and strategic planning. Prior to serving at the Visiting Nurse Association of the Treasure Coast, she was with Greenwich International and Edwards & Curtis, certified public accountants. Mrs. Gibson holds a Bachelor of Business Administration in Accounting (1992) and a Masters of Business Administration degree from the University of Central Florida (1997). She is a certified public accountant (North Carolina).

Executive Compensation

The following table presents a summary of the compensation paid to our Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2006 Except as listed below, there are no bonuses, other compensation, restricted stock awards or stock options/SARS or any other compensation paid to the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards* $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
B.M. Milvain	2006	$179,168	—	—	$1,828	—	—	—	$180,996
President and Chief Executive Officer	2005	$150,000	—	—	—	—	—	—	$150,000

Susan Baxter Gibson	2006	$121,166	—	—	$731	—	—	—	$121,897
Chief Financial Officer	2005	$104,670	—	—	—	—	—	—	$104,670

•
Represents the total "fair market value" of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 11, Stock Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2006, as contained herein.

Outstanding Equity Awards at Fiscal Year End The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested($)*	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested($)
	56,250	18,750	18,750	$2.00	06-01-09	0	0	0	0
B. M. Milvain	18,750	18,750	18,750	$.33	03-29-11	0	0	0	0
	—	—	—	—	—	75,000	75,750	0	0

Susan Baxter	22,500	7,500	7,500	$2.00	06-01-09	0	0	0	0
Gibson	7,500	7,500	7,500	$.33	03-29-11	0	0	0	0

•	Based on closing "bid" price of our common stock on December 31, 2006 of $1.01.

Director Compensation

Prior to June 30, 2006, all of our directors, other than those who are also officers, received an annual fee of $5,000. Effective June 30, 2006, the annual fee increased to $10,000. We do not pay fees to directors for their attendance at meetings. The following Director Compensation Table summarizes the compensation of our non-employee directors for services rendered to us during the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards* $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total** $

Steven Katz	$7,500	—	$122	—	—	—	$7,622

Batsheva Schreiber	$7,500	—	$122	—	—	—	$7,622

Wayne LeRoux	$5,000	—	—	—	—	—	$5,000

Randall J. Frapart	$5,000	—	—	—	—	—	$5,000

*
Represents "fair market value" of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 11, Stock Based Compensation and Warrants, to our consolidated financial statements for the year ended December 31, 2006, as contained herein.

**	Only received payment for the third and fourth quarter of 2006.

In addition to the fees listed above, we reimbursed the directors for their travel expenses incurred in attending meetings of the Board or its committees. The directors do not receive any other compensation or personal benefits.

RELATED PARTY TRANSACTIONS

Transactions with Stanford

Stanford is the owner of a majority of our issued and outstanding common stock and all of our issued and outstanding preferred stock. Each share of Series C Convertible Preferred Stock is convertible into one-half share of our common stock and is currently entitled to one-half vote per share.

On November 8, 2005, we sold to Stanford, pursuant to a Preferred Stock Purchase Agreement, 725,000 shares of our Series C Convertible Preferred Stock at a price of $2.00 per share, along with warrants to purchase 217,500 shares of common stock exercisable at $0.002 per share. The proceeds from this sale were used to satisfy in full the principal balance of our original credit line with Stanford, which was terminated, and to provide an additional $200,000 in working capital for general corporate purposes through December 31, 2005. Stanford also agreed to purchase (if requested by us) an additional 200,000 shares of preferred stock and will receive in connection therewith, an aggregate of 60,000 warrants. Stanford also has the right at any time within two years of the initial closing to purchase an additional 3,900,000 shares of Series C Convertible Preferred Stock at $2.00 per share, and to receive an aggregate of 1,170,000 warrants exercisable at $0.002 per share.

Pursuant to the Preferred Stock Purchase Agreement with Stanford, warrants to purchase up to an aggregate of 697,500 shares of our common stock at an exercise price of $0.002 per share were issued in conjunction with the issuance of our Series C Convertible Preferred Stock during the year ended December 31, 2006. Of these warrants, 348,750 were assigned to five of Stanford’s assignees. 555,000 of the warrants were exercised in the year ended December, 2006 (and 555,000 common stock shares were issued) and at December 31, 2006, the balance (142,500 warrants) remain unexercised. There is no arrangement for voting or disposition between any of these employees and Stanford.

We are obligated to register the shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock or exercise of the warrants pursuant to a registration rights agreement within 90 days after the date of demand by the security holders. If we do not timely file a required registration statement, we must issue upon default and each month thereafter that the registration statement is not filed warrants to purchase a number of shares of common stock equal to the number of shares of Series C Convertible Preferred Stock sold.

As of December 31, 2006, we have drawn down $6,100,000 under the Preferred Stock Purchase Agreement resulting in the issuance of 3,050,000 shares of Series C Convertible Preferred Stock. The issuance of these securities were exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

On January 12 and January 19, 2007, an aggregate of 142,500 warrants were exercised, 142,500 shares of common stock were issued and we received $285.00 representing the exercise price.

On February 14, 2007, we received $300,000 in proceeds from the Preferred Stock Purchase Agreement, and we issued 150,000 shares of our Series C Convertible Preferred Stock to Stanford. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 45,000 shares of our common stock were also issued.

On March 12, 2007, we received $300,000 in proceeds from the Preferred Stock Purchase Agreement, and we issued 150,000 shares of our Series C Convertible Preferred Stock to Stanford. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 45,000 shares of our common stock were also issued.

On March 23, 2007, we received $350,000 in proceeds from the Preferred Stock Purchase Agreement, and we issued 175,000 shares of our Series C Convertible Preferred Stock to our principal shareholder, Stanford International Bank Ltd. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 52,500 shares of our common stock were also issued.

On March 30, 2007, we received $350,000 in proceeds from the Preferred Stock Purchase Agreement, and we issued 175,000 shares of our Series C Convertible Preferred Stock to our principal shareholder, Stanford International Bank Ltd. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 52,500 shares of our common stock were also issued.

Other Related Transactions

We have adopted a policy whereby all transactions between us and any of our affiliates must be approved in advance by a majority of our disinterested directors.

Director Independence

Our securities are currently listed for trading on the OTC BB. There is no requirement that a majority of the members of our Board of Directors be independent. Nonetheless, our Board of Directors, in the exercise of reasonable business judgment, has determined that a majority of our directors qualify as "independent" directors pursuant to SEC rules and regulations and the independence standards of the listing requirements of The Nasdaq Stock Market. Under these standards, a director is not considered independent if he or she has certain specified relationships with the company or any other relationships that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as a director. Our independent directors are: Steven Katz, Batsheva Schreiber, Wayne LeRoux and Randall Frapart.

PRINCIPAL SHAREHOLDERS

As of December 31, 2006, there were 6,270,907 shares of our common stock and 3,050,000 shares of Series C Convertible Preferred Stock, issued and outstanding. The following table sets forth information as of the close of business on December 31, 2006, including (1) the name and number of voting stock of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of the filing of this report. Unless otherwise indicated, the address for each person is 405 N. Reo Street, Suite 300, Tampa, Florida 33609.

Names and Addresses[1]	Shares Beneficially Owned	Percent of Share Outstanding

Directors and Named Executive Officers
B. M. Milvain[2]	181,941	1.9%
Steven Katz[3]	2,500	*
Batsheva Schreiber[4]	2,500	*
Wayne LeRoux	0	0%
Randall J. Frapart	0	0%
Susan Baxter Gibson[5]	30,000	*
All executive officers and directors as a Group (4 persons)	216,941	2.3%
Beneficial Owners of More than 5%
Stanford International Bank, Ltd.[6]	7,495,339	79.6%

*	Less than 1%.

[1]	Unless Otherwise indicated, the address for each person is 405 N Reo Street, Suite 300, Tampa, FL 33609.

[2]	Includes 75,000 shares of common stock subject to a restricted stock agreement and 75,000 shares of common stock issuable in connection with currently exercisable stock options.

[3]	Includes 2,500 shares of common stock options in connection with currently exercisable stock options. Mr. Katz’ business address is Brian Ridge Plaza, 440 South Main Street, Milltown, NJ 08850.

[4]	Includes 2,500 shares of common stock in connection with currently exercisable stock options. Ms. Schreiber’s business address is 110 North Ninth Avenue, Highland Park, NJ 08904.

[5]	Includes 30,000 shares of common stock issuable in connection with currently exercisable shock options.

[6]
5050 Westheimer Road, Houston, TX 77056. The beneficial owner of those shares is R. Allen Stanford. This amount includes 2,312,500 shares of common stock issuable upon conversion of currently exercisable shares of Series C Convertible Preferred Stock and 307,500 shares of common stock issuable upon exercise of warrants held by Stanford. The Series C Convertible Preferred Stock may be voted, along with the common stock, with each share of preferred stock entitled to one-half vote.

DESCRIPTION OF SECURITIES

As of the date of this Prospectus, we had authorized 150,000,000 shares of common stock, with 6,608,407 shares issued and outstanding. Additionally, we have authorized 15,000,000 shares of preferred stock, with 3,700,000 shares issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this Prospectus, we have 3,700,000 outstanding shares of preferred stock.

Warrants

On January 12 and January 19, 2007, the 142,500 outstanding warrants were exercised, 142,500 shares of common stock were issued by us, and we received $285.00 representing the exercise price.

On February 14, March 12, March 23 and March 30, 2007, we issued 150,000, 150,000, 175,000 and 175,000 shares, respectively, of our Series C Preferred Stock to our principal shareholder, Stanford International Bank Ltd. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 195,000 shares of our common stock were also issued. In April 2007, the outstanding warrants were exercised, 195,000 shares of common stock were issued by us, and we received $390.00 representing the exercise price.

Transfer Agent

The Transfer Agent for our shares of common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. The telephone number for Florida Atlantic Stock Transfer is (954) 726-4954.

SELLING SHAREHOLDERS

This Prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain warrants held by various parties listed below. We will not receive any proceeds from the sale of our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of Prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

	Common Shares Owned Prior to Offering		Commons Shares Offered in Offering	Commons Shares Owned after the Offering
Name of Shareholder	Number	Percentage	Number	Number	Percentage
American Capital Ventures, Inc.(1)	55,050	*	55,050	-0-	-0-
Daniel Bogar(2)	103,761	1.6%	103,761	-0-	-0-
William Fusselmann(2)	103,761	1.6%	103,761	-0-	-0-
Osvaldo Pi (2)	103,761	1.6%	103,761	-0-	-0-
Ronald Stein (2)	103,761	1.6%	103,761	-0-	-0-
TOTAL	470,094		470,094

*	Less than 1%
(1)	Beneficial shareholder is Howard Gostfrand. Business address is Suite 512, 2875 NE 191st Street, Aventura, Florida 33180.
(2)	Business address is 201 South Biscayne Blvd., 30th Floor, Miami, Florida 33131.

The preceding table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this Prospectus. The percentage calculations for the selling shareholders do not include any common stock issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

Effective July 6, 2004, we agreed to issue 112,500 shares of our common stock to American Capital Ventures, Inc. in consideration for investor relations services. Under an amended and restated investor relations agreement with American Capital Ventures, Inc. dated August 5, 2004, American Capital Ventures was required to provide us with investor relations services for a period of 18 months in consideration for 112,500 shares of our common stock. Under the agreement we agreed to register the re-sale of the shares issued to American Capital Ventures, Inc. We also agreed to pay American Capital Ventures a monthly fee of $12,000 during the term of the agreement. The agreement will automatically renew for successive one-year terms unless terminated by either party. The agreement was renewed for the period ending July~~,~~ 6, 2007.

Messrs. Bogar, Fusselmann, Pi and Stein, included in the table below, are employees of Stanford and received their securities from assignments from Stanford. These securities were assigned to them by Stanford as a bonus, as part of their continued employment with Stanford. The employees have total control and beneficial ownership over the securities assigned to them and they are entitled and expect to personally retain any proceeds of this sale of any such securities. On October 16, 2002, each employee was assigned warrants to purchase 58,761 shares of our common stock. These warrants were originally issued to Stanford pursuant to a Securities Purchase Agreement dated as of October 16, 2002. The warrants were exercisable at a price of $0.002 per share pursuant to an instrument of Warrant Repricing Agreement dated April 30, 2003. Each employee exercised these warrants on May 12, 2003. In addition, the employees each received warrants to purchase 45,000 shares of our common stock pursuant to a Warrant Assignment Agreement dated July 6, 2004 by and between the employees and Stanford. Stanford received these warrants pursuant to a loan and security agreement dated July 6, 2004 by and between Stanford and HQS. The warrants were assigned to the employees and exercised on August 12, 2004. The exercise price was $.002 per share. All of the underlying shares of common stock held by the employees contain registration rights.

Messrs. Bogar, Fusselmann, Pi and Stein are employees of Stanford Group Company, a registered broker-dealer and they are deemed to be affiliates of a registered broker-dealer. They acquired the securities described above in the ordinary course of business in a private placement for investment purposes and without a view to distribution, and had no agreements, understandings or arrangements with any other person, either directly or indirectly, to dispose of the securities.

PLAN OF DISTRIBUTION

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 (the "Exchange Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the Prospectus by means other than by hand or mail.

We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Exchange Act During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

SHARES ELIGIBILE FOR FUTURE SALE

As of the date of this Prospectus, we have 6,608,407 shares of common stock issued and outstanding. This does not include shares that may be issued upon conversion of outstanding convertible preferred stock or exercise of outstanding options and warrants.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

The validity of the securities offered by this Prospectus have been passed upon for us by Carlton Fields, P.A., 100 S.E. Second Street, Miami, Florida 33131-2114.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the year then ended, are included herein in reliance on the reports of Sherb & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC the Registration Statement on Form SB-2 under the Securities Act for the common stock offered by this Prospectus. This Prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

FINANCIAL STATEMENTS

Carekeeper Software, Inc. (currently Carekeeper Solutions, Inc.)

Report of Independent Registered Public Accounting Firm	F-34

Balance Sheet as of December 31, 2005	F-35

Statements of Operations for the years ended December 31, 2005 and 2004	F-36

Statement of Changes in Stockholders' Deficit for the years ended
December 31, 2005 and 2004	F-37

Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-38

Notes to Financial Statements	F-39 to F-43

Balance Sheet as of May 16, 2006 (unaudited)	F-44

Statements of Operations for the periods from January 1, 2006 through May 16, 2006 and January 1, 2005 through May 16, 2005 (unaudited)	F-45

Statement of Changes in Stockholders' Deficit for the period ended May 16, 2006 (unaudited)	F-46

Statements of Cash Flows for the periods ended May 16, 2006 and May 16, 2005 (unaudited)	F-47

Unaudited Pro Forma Combined

Introduction to Unaudited Pro Forma Consolidated Financial Data Statements	F-48

Pro Forma Consolidated Statement of Operations for
the year ended December 31, 2006 (unaudited)	F-49

Pro Forma Consolidated Statement of Operations
for the year ended December 31, 2005 (unaudited)	F-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Health Systems Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Health Systems Solutions, Inc. as of December 31, 2006 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Systems Solutions, Inc. as of December 31, 2006 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

New York, New York
March 6, 2007

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS

Current assets:
Cash	$558,764
Accounts receivable, net of allowance for doubtful accounts
of $302,607	914,031
Prepaids and other current assets	116,024

Total current assets	1,588,819

Property and equipment, net of accumulated depreciation
and amortization of $544,143	275,145

Software development costs, net of accumulated amortization
of $2,693,434	3,880,577

Security deposits and other assets	94,661

Total assets	$5,839,202

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capital lease obligation	$8,965
Accounts payable	549,318
Accrued expenses	340,322
Deferred revenue	917,494
Customer deposits	90,780
Note payable - bank	229,000
Loans payable	355,032

Total current liabilities	2,490,911

Total liabilities	2,490,911

Stockholders' equity
Preferred Stock; 15,000,000 shares authorized;
Series C $2.00 Convertible; 4,625,000 authorized,
3,050,000 shares issued and outstanding	6,100,000
Common Stock; $.001 par value; 150,000,000 shares authorized;
6,270,907 shares issued and outstanding	6,271
Additional paid-in capital	13,208,418
Accumulated deficit	(15,966,398)

Total stockholders' equity	3,348,291

Total liabilities and stockholders' equity	$5,839,202

See accompanying notes to the consolidated financial statements.

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year	For The Year
	Ended December 31,	Ended December 31,
	2006	2005

Net sales	$6,576,991	$4,212,819
Cost of sales	3,838,965	1,941,735

Gross profit	2,738,026	2,271,084

Operating expenses
Selling and marketing	1,739,887	660,037
Research and development	1,230,207	629,473
General and administrative	2,037,869	1,221,470
Depreciation and amortization	139,484	167,713
Interest	46,403	81,986

Total operating expenses	5,193,850	2,760,679

Net loss	(2,455,824)	(489,595)

Deemed preferred stock dividend	498,299	237,789

Net loss applicable to common shareholders	$(2,954,123)	$(727,384)

Basic and diluted net loss per share	$(0.50)	$(0.13)

Basic and diluted weighted average shares outstanding	5,947,526	5,449,138

See accompanying notes to the consolidated financial statements.

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED 2006 AND 2005

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2004	-	$-	5,523,406	$5,523	$12,400,708	$(12,284,891)	$121,340

Shares Cancelled Back to Unissued	-	-	(125,001)	(125)	125	-	-

Issuance of Series C Convertible Preferred Stock	725,000	1,450,000	-	-	-	-	1,450,000

Deemed Preferred Stock Dividend	-	-	-	-	237,789	(237,789)	-

Issuance of Common Stock by the Exercising of Warrants	-	-	217,500	218	217	-	435

Net Loss	-	-	-	-	-	(489,595)	(489,595)

Balance December 31, 2005	725,000	1,450,000	5,615,905	5,616	12,638,839	(13,012,275)	1,082,180

Issuance of Series C Convertible Preferred Stock	2,325,000	4,650,000	-	-	-	-	4,650,000

Deemed Preferred Stock Dividend	-	-	-	-	498,299	(498,299)	-

Issuance of Common Stock by the Exercising of Warrants	-	-	555,000	555	555	-	1,110

Issuance of Common Stock to Members of VantaHealth	-	-	100,000	100	34,900	-	35,000

Issuance of Round-up Common Stock	-	-	2	-	-	-	-

Stock Based Compensation	-	-	-	-	35,825	-	35,825

Net Loss	-	-	-	-	-	(2,455,824)	(2,455,824)

Balance December 31, 2006	3,050,000	$6,100,000	6,270,907	$6,271	$13,208,418	$(15,966,398)	$3,348,291

See accompanying notes to the consolidated financial statements.

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended December 31,	Ended December 31,
	2006	2005

Cash flows from operating activities:

Net loss	$(2,455,824)	$(489,595)

Adjustments to reconcile net loss to net cash used in
operating activities:
Stock based compensation expense	35,825	-
Depreciation and amortization of property and equipment	139,484	167,713
Amortization of software development costs	1,102,604	499,511
(Gain) or loss on fixed assets disposals	-	479
Changes in operating assets and liabilities:
Accounts receivable	(223,412)	(242,783)
Allowance for doubtful accounts	185,835	12,058
Royalties and referral fees receivable	(2,465)	(2,785)
Prepaid expenses and other current assets	(17,464)	(6,450)
Security deposits	-	(500)
Accounts payable	(85,983)	13,209
Accrued expenses	39,258	(5,452)
Deferred revenue	(41,221)	(20,076)
Reserve for customer refunds	(573,361)	-
Customer deposits	(21,914)	-

Net cash used in operating activities	(1,918,638)	(74,671)

Cash flow from investing activities:
Purchase of VantaHealth Technologies, LLC.	(1,052,034)	-
Purchase of CareKeeper Software, Inc.	(91,753)	-
Acquisition of cash	26,420	-
Purchase of property and equipment	(127,203)	(93,798)
Increase in software development costs	(1,003,254)	(179,707)

Net cash used in investing activities	(2,247,824)	(273,505)

Cash flow from financing activities:
Repayment of capital lease obligation	(17,311)	(13,550)
Repayment of loans payable	(247,503)	(1,250,000)
Proceeds from loans payable	-	200,000
Proceeds from the exercise of warrants	1,110	-
Proceeds from the issuance of Common Stock	-	435
Proceeds from the issuance of Series C Preferred Stock	4,650,000	1,450,000

Net cash provided by financing activities	4,386,296	386,885

Increase in cash	219,834	38,709

Cash, beginning of year	338,930	300,221

Cash, end of year	$558,764	$338,930

Supplemental cash flow data:
Cash paid during the year for interest expense	$46,403	$81,986
Cash paid during the year for income taxes	$-	$-
Issuance of Common Stock to members of an acquired company	$35,000	$-
Increase in software development costs as a result of an accrued
earn out payment to sellers of an acquired company	$77,207	$-

See accompanying notes to the consolidated financial statements.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

1. Description of Business, Acquisitions and Consolidation

Health Systems Solutions, Inc. (“HSS”) through its wholly owned subsidiaries, Healthcare Quality Solutions, Inc. (“HQS”) and Carekeeper Solutions, Inc. (“CKS”), designs, develops, markets, sells and supports web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business.

On September 17, 2002 Provider Acquisition, LLC (“PAL”), which was formed in the State of Florida on June 28, 2002, acquired certain assets of Provider Solutions Corp. (“PSC”) for $250,000 in cash, subject to certain liabilities. The principal reason for the acquisition was to purchase the technology that the Company currently employs in its business. Total consideration paid has been allocated as follows:

Current Assets	$357,820
Goodwill	6,838,135
Software Development Costs	1,325,000
Fixed Assets	68,206
Other Assets	15,654
Accounts Payable and Accrued Expenses	(557,362)
Deferred Revenue	(438,131)
Secured Debt	(7,357,322)
Other Liabilities	(2,000)

Purchase price	$250,000

Following PAL’s acquisition of the assets of PSC, the holder of PSC’s secured indebtedness converted all of the indebtedness into equity of PAL. The debt was converted to relieve the Company of the obligation. The debt conversion was recorded as additional paid-in capital.

This acquisition created $6,954,927 of purchased goodwill that includes other excess costs of approximately $116,800. As of September 17, 2002 PAL determined that this goodwill was impaired and subsequently wrote off the entire balance.

Silver Key Mining Company, Inc. (“Silver Key”), the predecessor to HSS, was originally incorporated in the State of Idaho on June 25, 1971. On September 17, 2002 Silver Key changed its domicile from Idaho to Nevada by filing Articles of Merger between Silver Key (Idaho) and Silver Key Mining Company, Inc. a Nevada corporation. The surviving entity Silver Key (Nevada) (the “Company”), which was incorporated in the State of Nevada on July 31, 2001, acquired 100% of the outstanding common stock of Silver Key (Idaho).

On October 11, 2002 the Board of Directors of the Company approved a five to one reverse stock split with a record date of October 21, 2002. After the reverse stock split the Company had 512,601 shares of common stock outstanding. All share and per share amounts have been adjusted to reflect the reverse stock split.

On October 15, 2002, the Company formed HQS, a Florida corporation, which was and remains wholly owned by the Company.

On October 22, 2002 PAL entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, HQS and certain principal stockholders of the Company, as defined in the Merger Agreement. Pursuant to the Merger Agreement, PAL was merged with and into HQS and HQS survived as the Company’s wholly owned subsidiary.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

1. Description of Business, Acquisitions and Consolidation - continued

The merger became effective on October 24, 2002, (the “Effective Date”) concurrent with the Articles of Merger being filed with the Secretary of State of Florida. As a result of the former members of PAL acquiring a controlling interest (58%) of the outstanding common stock of the Company the transaction was accounted for as a “reverse merger.” Pursuant to the Merger Agreement the Company issued 1,071,429 shares of its common stock to the members of PAL. Upon completion of the acquisition, the Company issued an additional 237,399 shares of its common stock to parties who were instrumental in arranging the merger. These shares of common stock were considered part of the cost of the acquisition and have been recorded at the fair value of $4,750 (quoted market price - $.02 per share) on the date of the transaction with a corresponding reduction of additional paid in capital. The acquisition was accounted for using the purchase method of accounting.

Although Silver Key is the legal survivor in the merger and remains the registrant, until November 2002 (see below) with the Securities and Exchange Commission, under accounting principles generally accepted in the United States of America because the stockholders of PAL acquired more than 50% of the post transaction consolidated entity, PAL is considered to be the “acquirer” of Silver Key for financial reporting purposes. Accordingly, this requires Silver Key, among other things, to present in all future financial statements and other public filings after completion of the merger, prior historical financial information and other information of PAL and requires a retroactive restatement of PAL’s historical stockholders’ investment for the equivalent number of shares of common stock received in the merger.

On December 10, 2002, the Company filed an articles of amendment to its articles of incorporation changing its name from Silver Key (Nevada) to Health Systems Solutions, Inc.

On April 6, 2006, VHT Acquisition Company (“VHT”), a wholly owned subsidiary of Healthcare Quality Solutions, Inc., consummated an Asset Purchase Agreement (the “Purchase Agreement”) with VantaHealth Technologies, LLC (“Vanta”) and the members of Vanta. Under the Purchase Agreement, VHT acquired substantially all of the assets of Vanta in consideration for: (a) $850,000 in cash, (b) the assumption of certain liabilities of Vanta in the approximate amount of $70,000, and (c) the issuance, to the members of Vanta, of an aggregate of 100,000 shares of the Company’s common stock.

In connection with the issuance of the Company’s Common Stock, the Company entered into a Lock Up Agreement with the members of Vanta. Under the Lock Up Agreement, the members of Vanta are prohibited from transferring the shares of the Company’s common stock for a period of three years expiring on April 1, 2009.

In connection with the acquisition of the assets of Vanta, VHT entered into a Transition Services Agreement with ZAC Capital Partners, LLC (“ZAC”). ZAC is a member of Vanta. Under the Transition Services Agreement, ZAC agreed to provide to VHT certain transition services for a period of 150 days after the closing including transition assistance with respect to existing clients, assistance with access to books and records, introduction to Vanta’s existing sales leads, assistance in connection with the collection of existing accounts receivable, and other services that VHT may reasonably request. In consideration of these services, VHT paid ZAC $100,000 on April 19, 2006.

On May 15, 2006, the Company executed and consummated a Stock Purchase Agreement (the “Purchase Agreement”) with all of the shareholders of Carekeeper Software, Inc. (“Carekeeper”). Under the Purchase Agreement, Carekeeper Solutions, Inc. (“CKS”), the Company’s wholly owned subsidiary, acquired all of the issued and outstanding capital stock of Carekeeper. In consideration for the stock of Carekeeper: (a) the Company will make available to Carekeeper an operating line of credit in an amount of up to $1,500,000 to be made available at such times and in such amounts as the Company shall pre-approve and will be used solely to pay Carekeeper’s accounts payable, certain amounts due to the former shareholders of Carekeeper up to $143,000 and to pay operating expenses pursuant to an annual budget pre-approved by us; (b) an earn out payment based on a percentage of Carekeeper’s operating revenues in 2006, 2007 and 2008; and (c) a contingent payment in the amount of up to 400,000 shares of the Company’s common stock based on Carekeeper achieving certain milestones with respect to its operating revenues during 2006, 2007 and 2008.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

1. Description of Business, Acquisitions and Consolidation - continued

With respect to the earn out payment for the year ended December 31, 2006 which is based on a percentage of the cash collected relating to the gross revenue earned from May 15, 2006 to December 31, 2006, the Company has provided for $77,207 that will be paid to the sellers of Carekeeper in accordance to the purchase agreement. Such amount has also been included in the Company’s intangible assets as of December 31, 2006.

In connection to the contingent payment for the year ended December 31, 2006, consisting of the Company’s shares of Common Stock as described above, this payment is based on the achieving of certain pre approved milestones relating to the operating revenues of Carekeeper from May 15, 2006 to December 31, 2006. In accordance with the agreement, the former shareholders are entitled to 50,704 shares of the Company’s Common Stock which will be issued in April 2007. The value of these shares will be recorded as an addition to the Company’s intangible assets in the second quarter 2007.

In connection with the possible issuance of the Company’s common stock under the terms of the Purchase Agreement, the Company entered into a Lock Up Agreement with each of the shareholders of Carekeeper. Under the Lock Up Agreement, the shareholders of Carekeeper are prohibited from transferring the shares of the Company’s common stock for a period of three years expiring on or about February 15, 2010.

In connection with this transaction, Carekeeper Solutions, Inc. entered into employment agreements with Jake C. Levy and Dorothy A. Levy. Pursuant to his employment agreement, Mr. Levy will serve as the chief executive officer of Carekeeper Solutions, Inc. The employment agreement provides for an annual base salary of $156,000 and has an initial term of three years. The employment agreement also provides for annual bonuses as determined by the Company’s Board of Directors and options to purchase 15,000 shares of the Company’s Common Stock. Pursuant to her employment agreement, Ms. Levy will serve as the director of quality assurance of Carekeeper Solutions, Inc. The employment agreement provides for an annual base salary of $105,000 and has an initial term of three years. The employment agreement also provides for annual bonuses as determined by the Company’s Board of Directors and options to purchase 7,500 shares of the Company’s Common Stock.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

	CKS	VHT
Purchase price	$91,753	$1,087,034
Total assets	(242,122)	(129,965)
Total liabilities	2,466,358	411,351
Identifiable intangible assets	$2,315,989	$1,368,420

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Vanta and Carekeeper had occurred as of the following period:

	For the Year Ended	For the Year Ended
	December 31, 2005	December 31, 2006

Net revenues	$7,894,639	$7,613,974

Net loss applicable
to common shareholders	$(2,387,950)	$(3,788,749)

Basic and diluted
net loss per share	$(0.44)	$(0.64)

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

2. Summary of Significant Accounting Policies

Basis of presentation and consolidation: The accompanying consolidated financial statements which present the results of operations of HSS and its wholly owned subsidiaries, HQS and CKS, for the years ended December 31, 2006 and 2005 have been prepared using accounting principals generally accepted in the United States of America. All material intercompany transactions and accounts have been eliminated in consolidation.

Allowance for doubtful accounts: The allowance for doubtful accounts is based on the Company’s assessment of the collectibilty of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the Company’s historical experience, the Company’s estimates of the recoverability of amounts due it could be adversely affected. The Company regularly reviews the adequacy of the Company’s allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer’s overall business condition. The allowance for doubtful accounts reflects the Company’s best estimate as of the reporting dates. Changes may occur in the future, which may require the Company to reassess the collectibility of amounts and at which time the Company may need to provide additional allowances in excess of that currently provided.

 Cash and cash equivalents: The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and related software and five years for office equipment and furniture and fixtures. Amortization of leasehold improvements is computed using the shorter of the remaining lease terms or five years. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

Software development costs: The Company capitalizes certain costs of software developed or obtained for internal use in accordance with AICPA SOP 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use (“SOP 98-1”). We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. Our policy provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with developing or obtaining internal use software and consulting fees directly associated with the development of the Company’s software. Capitalizable personnel costs and consulting fees are limited to the time directly spent on such projects. Capitalized costs are ratably amortized using the straight-line method, over the estimated useful lives of the related applications of three years. The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the company writes off the amount that the unamortized software development costs exceed net realizable value.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

 2. Summary of Significant Accounting Policies - continued

Goodwill and other intangibles: Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), as of January 1, 2002. SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company performed impairment tests on all goodwill and purchased intangible assets from the acquired assets and liabilities of Provider Solutions Corp. on September 17, 2002.  The goodwill was written off after the company performed these impairment tests and determined that the fair value of the goodwill exceeded its carrying value.  Fair value was determined by estimates of future cash flows.  At September 17, 2002, the state of the business, the projected shortage of short term and future cash, the anticipation of continued losses and the reduced level of sales indicated that without ongoing investment, a source for which had not been identified, the business was not a going concern and that there was no utility to the value of the goodwill. We determined the company's projections for cash flow from the acquired assets was insufficient to support the goodwill as an asset and that an immediate goodwill impairment write-off was in order. Pursuant to the impairment tests, all goodwill and purchased intangibles of $6,954,927 was written off as of September 17, 2002.

Impairment of long-lived assets: In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset. At December 31, 2006 no long-lived assets were impaired.

 Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

Income taxes: The Company uses the liability method for income taxes as required by SFAS No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue recognition and deferred revenue: The Company follows the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 104. The Company recognizes revenue when persuasive evidence of an arrangement exists, the product or service has been delivered, fees are fixed or determinable, collection is reasonably assured and all other significant obligations have been fulfilled. The corporate strategy is to provide services on a recurring transaction pricing basis. The Company believes this is a value-based model that more directly relates to our customers’ recognition of revenue. The transaction pricing model differs from the typical licensed software model in that the implementation of transaction-priced services does not result in large up front software license fee revenues but results in a gradual recognition of revenue earned on a transaction by transaction basis over time. This is a similar model to that used by the mobile phone industry. The benefit occurs in the future years where leverage is obtained as a customer grows and continues to pay transaction fees year over year, whereas under the licensed sale model the only revenue realized in the future years is quarterly support and maintenance fees.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

 2. Summary of Significant Accounting Policies - continued

The Company’s revenue is classified into two categories: recurring and non-recurring. The Company generates recurring revenue from several sources, including the processing of clinical assessments which, as mandated by Medicare, require home health care agencies to collect assessment data on all patients requiring home health care at the start-of-care and at discharge, the processing of data related to Medicare clinical episodes completed during care delivery, the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our proprietary software products. Recurring services revenue is typically billed and recognized monthly over the contract term, typically two to three years. Recurring software maintenance revenue is typically based on one-year renewable contracts. Software maintenance and support revenues are recognized ratably over the contract period. The Company records cash payments received in advance or at the beginning of a contract as deferred revenue. The Company generates non-recurring revenue from the licensing of our software. Under SOP 97-2, software license revenue is recognized upon the execution of a license agreement, upon delivery of the software, when fees are fixed or determinable, when collectibility is probable and when all other significant obligations have been fulfilled. For software license agreements in which customer acceptance is a significant condition of earning the license fees, revenue is not recognized until acceptance occurs. For software license agreements that require significant customizations or modifications of the software, revenue is recognized as the customization services are performed. For multiple element arrangements, such as software license, consulting services, outsourcing services and maintenance, and where vendor-specific objective evidence (“VSOE”) of fair value exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the “residual method.” Under the residual method, the total fair value of the undelivered elements, as indicated by VSOE, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2. Also, the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. For arrangements in which VSOE does not exist for each undelivered element, including specified upgrades, revenue for the delivered element is deferred and not recognized until VSOE is available for the undelivered element or delivery of each element has occurred. When multiple products are sold within a discounted arrangement, a proportionate amount of the discount is applied to each product based on each product’s fair value or relative list price. The Company also generates non-recurring revenue from implementation fees, consulting, training and customer support services and this non-recurring revenue is charged to customers on a fee basis usually based upon time spent.

The Company recognizes software licensing fees and implementation fees in the month that the customer goes live and we recognize training, consultation, advisory and support revenue in the month that the service is performed. Implementation costs consisting of payroll and travel are expensed in the same period implementation fees are recognized. The Company currently recognize cancellations, allowances or discounts as they occur. This practice is based on factors that include, but are not limited to, historical cancellations and analysis of credit memo activities. Cancellations, allowances and discounts are not material.

Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the year ended December 31, 2006 were $277,772 and for the year ended December 31, 2005 were $79,884, and are included in selling and marketing expense in the accompanying consolidated statement of operations.

Research and development costs: The Company expenses all research and development expenses, which consist of payroll and other related costs, as incurred. Research and development costs for the year ended December 31, 2006 were $1,230,207 and for the year ended December 31, 2005 were $629,473.

Computation of net income (loss) per share: The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with SFAS 128, “Earnings Per Share (“SFAS 128”). Under SFAS 128 basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted-average number of common share equivalents during the period. At December 31, 2006, the Convertible Preferred Stocks were convertible into 1,525,000 Common Stock shares and there were stock warrants and options to purchase 142,500 and 436,125 Common Stock shares, respectively.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

 2. Summary of Significant Accounting Policies - continued

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, customer deposits and deferred revenue approximate fair value as of December 31, 2006, due to the relatively short maturity of the instruments. The capital lease obligation approximates fair value based upon debt terms available to Company’s under similar terms.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock based compensation: Effective January 1, 2006, the Company began recording compensation expense associated with stock-based awards and other forms of equity compensation in accordance with FASB Statement No. 123-R, Share-Based Payment (“SFAS 123R”) as interpreted by SEC Staff Accounting Bulletin No. 107. The Company adopted the modified prospective transition method provided under SFAS 123R, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock-based awards recognized in the fourth quarter of 2006 includes 1) quarterly amortization related to the remaining unvested portion of stock-based awards granted prior to January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FASB No. 123, Accounting for Stock-Based Compensation (“SFAS 123”); and 2) quarterly amortization related to stock-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior to January 1, 2006, the Company accounted for stock-based awards using the “disclosure only” alternative described in SFAS 123 and FASB Statement No. 148, Accounting for Stock-Based Compensation.

Recent accounting pronouncements: In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of Statement 155 to materially effect the Company’s financial position or results of operations.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose either the amortization method or fair value measurement method for each class of separately recognized servicing assets and servicing liabilities; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The Company does not expect to be impacted by the adoption of SFAS 156, which will be effective for fiscal years beginning after September 15, 2006.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

 2. Summary of Significant Accounting Policies - continued

In June 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two step process. The first step is recognition : The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement : A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to materially effect the Company’s financial position or results of operations.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals (GAAP), and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value. The exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market would use in pricing the asset or liability. This Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure the fair value and the effect of the measurements on earnings. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to materially effect the Company’s financial position or results of operations.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an Amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in the unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. As the Company does not currently have a defined benefit post-retirement plan, it does not expect to be impacted by the adoption of FAS 158.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

3. Loan and Security Agreement

On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford Venture Capital Holdings, Inc., the majority stockholder of the Company. Under this agreement, interest accrued at the rate of 8% per annum and principal was to mature and become payable three years from the date of the loan. The loan was secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty of the Company that had been executed in favor of Stanford. HQS had borrowed $1,250,000 against the loan and security agreement when on November 8, 2005, the Company refinanced the outstanding amount of $1,250,000 by entering into the Preferred Stock Purchase Agreement with Stanford and thus terminating the loan and security agreement.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

4. Preferred Stock Purchase Agreement

On November 8, 2005, the Company entered into a Preferred Stock Purchase Agreement with its principal stockholder, Stanford International Bank Ltd. The Company agreed to issue to Stanford its Series C Convertible Preferred Stock at a price of $2.00 per share together with warrants to purchase 3/10 of a share of common stock for each share of Series C Preferred Stock purchased. Each share of Preferred Stock is convertible into one half share of Common Stock and is entitled to one half vote per share. In the event of liquidation, holders of the Series C Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any Common Stock, an amount equal to the Stated Value per share. The Warrants are exercisable at a price of $0.002 per share. At December 31, 2006, the Company has an availability of $500,000 to draw down under the Preferred Stock Purchase Agreement on two week’s notice and the agreement calls for an additional $2.65 million that may be sold to Stanford to provide it with funds to complete acquisitions or additional working capital uses that may be approved by Stanford in its sole discretion.

5. Property and Equipment and Software Development Costs

Property and equipment and software development costs consist of the following:

December 31, 2006
($ In Thousands)

Office equipment	$362
Purchased computer software	217
Furniture and fixtures	64
Leasehold improvements	176
819
Less accumulated depreciation and amortization	544
Total	$275

Software development costs	$6,574

Less accumulated amortization	2,693

Total	$3,881

Depreciation expense for property and equipment for the years ended December 31, 2005 and December 31, 2006 for the Company was $167,713 and $139,484 respectively.

Amortization expense for software development costs for the years ended December 31, 2005 and December 31, 2006 for the Company was $499,511 and $1,102,604, respectively, and is included in cost of sales.

The unamortized balance of software development costs was $3,880,577 at December 31, 2006 and the future amortization expense amounts are as follows:

Fiscal Year	Amount
2007	$1,663,210
2008	$1,615,598
2009	$601,769

Total future amortization expense	$3,880,577

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

5. Property and Equipment and Software Development Costs - continued

During the periods ended December 31, 2002 and 2004, the Company entered into capital leases for $64,735 and $8,920 to acquire office equipment. For the years ended December 31, 2005 and December 31, 2006 the Company recorded depreciation of $12,947 and $12,947 respectively.

6. Income Taxes

For Federal income tax purposes, the Company has a net operating loss of approximately $8,339,000. The net operating loss expires in the year 2026. The Company recorded a 100% valuation allowance on its deferred tax asset since it is more likely than not that their benefit will not be realized in the future.

The significant components of the Company’s deferred tax asset as of December 31, 2006 are as follows:

Operating loss carryforward	$3,336,000
Goodwill amortization	2,008,000
Depreciation and other	247,000
Valuation allowance	(5,591,000)

Total deferred tax asset	$-

Reconciliation between the statutory Federal income tax rate (35%) and the effective income tax rates based on continuing operations is as follows:

	Year ended December 31, 2006	Year ended December 31, 2005

Statutory Federal income tax (benefit)	$(859,000)	$(172,000)
State tax (benefit), net of federal effect	(123,000)	(24,000)
Permanent difference, principally CKS acquired software	206,000	-
Other	90,000	-
Increase in valuation allowance	686,000	196,000
	$-	$-

7. Capital Lease Obligations

The Company has entered into capital leases for certain office equipment. Obligations under the capital leases have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments.

Future minimum payments under capital lease obligation are as follows at December 31, 2006:

Fiscal Year	Amount
2007	9,273

Total future payments	9,273
Less amount representing interest	308

Present value of future payments	8,965
Less current portion	8,965
$-

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
 December 31, 2006 and 2005

8. Equity Transactions

Common Stock Issued: On April 6, 2006, 100,000 shares of Common Stock were issued in connection with the asset purchase of Vantahealth Technologies, LLC.

Preferred Stock Issued: On November 8, 2005, the Company entered into a Preferred Stock Purchase Agreement with its principal stockholder, Stanford International Bank Ltd. The Company agreed to issue to Stanford its Series C Convertible Preferred Stock at a price of $2.00 per share together with warrants exercisable for 3/10 of a share of common stock for each share of Series C Preferred Stock purchased. Each share of Preferred Stock is convertible into one half share of Common Stock and is entitled to one half vote per share. The Warrants are exercisable at a price of $0.002 per share. On November 8, 2005, the Company refinanced the outstanding amount of $1,250,000 under the loan and security agreement with Stanford by issuing 625,000 shares of preferred stock and has issued an additional 2,425,000 shares of preferred stock to meet working capital needs through December 31, 2006. $736,088 of the Series C purchases has been attributed to the fair value of the warrants and included in additional paid in capital. The Company has an additional 250,000 shares to draw upon under the Preferred Stock Purchase Agreement on two weeks’ notice and the agreement provides for an additional 1.325 million preferred shares that may be sold to Stanford to provide it with funds to complete acquisitions or additional working capital uses that may be approved by Stanford in its sole discretion.

Warrants Issued and Exercised: As required under the Preferred Stock Purchase Agreement between the Company and its principal stockholder, Stanford International Bank Ltd., warrants to purchase up to an aggregate of 697,500 shares of the Company’s common stock $0.001 par value per share at an exercise price of $0.002 per share were issued in conjunction with the issuance of its Series C Preferred Stock in the year ended December 31, 2006. $498,299 of the Series C purchases has been attributed to the fair value of the warrants and included in additional paid in capital. 348,750 of the warrants were issued to five of Stanford’s assignees. 555,000 of the warrants were exercised in the year ended December, 2006, and 555,000 Common Stock shares issued. The number of warrants unexercised at December 31, 2006 is 142,500.

9. Contingencies

Operating Leases: The Company leases office space in Tampa, Florida, and Dunwoody, Georgia. Rent expense totaled $363,972 and $245,777 for the years ended December 31, 2006 and 2005 and is included in general and administrative expenses in the accompanying consolidated financial statements. The Company also leases certain pieces of office and communication equipment as well as a co-location site for its application and data base servers. The Company’s leases for its office space have durations through August 31, 2013 in Tampa and June 30, 2007 in Dunwoody with monthly payments approximating $33,000 and $11,000, respectively.

Future minimum annual payments under all lease agreements are as follows:

2007	$600,629
2008	$423,177
2009	$419,278
2010	$431,917
2011	$444,929
2012	$461,549
2013	$321,185

Legal Proceedings: There are presently no material pending legal proceedings to which the Company is a party or to which any of its property is subject and, to the best of management’s knowledge, no such actions against the Company are contemplated or threatened.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

10. Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. The Company will match 25% of the first 6% of salary the participants contribute provided they are here at year end or have worked the required amount of hours per the plan.

11. Stock Based Compensation

On March 29, 2006, the Company’s Board of Directors unanimously voted to authorize that incentive stock options to purchase 118,750 shares of the Company’s common stock be granted to its employees under the 2003 Management and Director Equity Incentive and Compensation Plan (the “Plan”). The options have an exercise price of $0.33 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment subsequent to January 1, 2005, with the unexercised portion of such respective options to expire March 29, 2011 or should the employee leave the employ of the Company. Also, 98,000 previously issued options were cancelled.

Further, on March 29, 2006, the Board of Directors unanimously voted under the Plan to grant non-qualified stock options to purchase an aggregate of 5,000 shares of common stock to the Company’s two outside directors. Such options have an exercise price of $0.33 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of board membership subsequent to January 1 2005, with the unexercised portion of such respective options to expire March 29, 2011 or should the director leave the Board Of Directors of the Company.

On May 12, 2006, the Company’s Board of Directors unanimously voted to authorize that, incentive stock options to purchase 39,125 shares of the Company’s common stock are granted to its employees under the 2003 Management and Director Equity Incentive and Compensation Plan (the “Plan”). The options have an exercise price of $1.01 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment subsequent to April 1, 2006, with the unexercised portion of such respective options to expire May 12, 2011 or should the employee leave the employ of the Company.

As of December 31, 2006, 436,125 stock options were issued leaving an unissued stock option balance of 63,875.

Effective January 1, 2006, the Company began recording compensation expense associated with stock-based awards and other forms of equity compensation in accordance with FASB Statement No. 123-R, Share-Based Payment (“SFAS 123R”) as interpreted by SEC Staff Accounting Bulletin No. 107. The Company adopted the modified prospective transition method provided under SFAS 123R, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock-based awards recognized in the fourth quarter of 2006 includes 1) quarterly amortization related to the remaining unvested portion of stock-based awards granted prior to January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FASB No. 123, Accounting for Stock-Based Compensation (“SFAS 123”); and 2) quarterly amortization related to stock-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior to January 1, 2006, the Company accounted for stock-based awards using the “disclosure only” alternative described in SFAS 123 and FASB Statement No. 148, Accounting for Stock-Based Compensation.

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options. The following assumptions were used for grants during the years ended December 31, 2006 and 2005:

	2006	2005

Expected dividend yield	0.0%	0.0%
Risk-free interest rate	5.0%	5.0%
Expected volatility	163.3%	68.2%

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

11. Stock Based Compensation - continued

The Company recorded $35,825 of stock-based compensation expense relative to stock options for the year ended December 31, 2006, in accordance with SFAS 123R. As of December 31, 2006, the total future compensation expense related to non-vested and vested options not yet recognized in the Consolidated Statement of Operations is $145,165. A summary of stock option activity for the years ended December 31, 2005 and 2006 is presented as follows:

	Number of Options	Weighted Average Exercise Price

Balance at December 31, 2004	338,250	$2.000
Granted	286,250	0.868
Exercised	(217,500)	0.001
Forfeited	(35,750)	2.000
Balance at December 31, 2005	371,250	$2.299
Granted	162,875	0.493
Exercised	-	-
Forfeited	(98,000)	2.194
Balance at December 31, 2006	436,125	$1.648

Options exercisable at December 31, 2006	219,259	$1.643

Weighted average fair value of options granted during the year		$0.48

The following table summarizes information about employee stock options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	December 31,	Contractual	Exercise	December 31,	Exercise
Price	2006	Life	Price	2006	Price

$2.00	217,000	2.4 years	$2.00	148,251	$2.00
3.50	37,500	3.4 years	3.50	9,375	3.50
3.90	18,750	3.4 years	3.90	2,937	3.90
0.33	123,750	4.4 years	0.33	58,696	0.33
1.01	39,125	4.3 years	1.01	-	1.01
	436,125		$1.648	219,259	$1.643

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
 December 31, 2006 and 2005

11. Stock Based Compensation - continued

The table below sets out the pro forma amounts of net income and earnings per share that would have resulted for the year ended December 31, 2005, if the Company had accounted for its stock options under the fair value recognition provisions of SFAS 123:

Year Ended
December 31, 2005

Net loss applicable to common shareholders	$(727,384)

Deduct: Total stock based compensation expense determined under the fair value based method for all awards granted modified or settled during the period, net of related taxes	21,563

Pro forma net loss	$(748,947)
Basic, as reported	$(.13)
Basic, pro forma	$(.13)

12. Other Assets

Included in other assets is a receivable due from a former stockholder of Carekeeper in the amount of $71,177 at December 31, 2006, representing unsecured advances to a related party, which are non-interest bearing and due on demand.

13. Note Payable - Bank

The Company has a demand commercial loan with Wachovia Bank with a balance of $229,000 at December 31, 2006. Interest on the loan is at the Bank’s prime rate (8.25% at December 31, 2006) plus 0.5% per annum and the loan is collateralized by security provided by a stockholder in the form of a money market account. The note is due July 15, 2007, and payable in consecutive monthly payments of accrued interest only, commencing August 15, 2005.

14. Loans Payable

On January 10, 2006, Carekeeper converted an accounts payable of $389,892 owed to its primary software developer into a promissory note payable. The Company is required to pay a minimum of $1,000 per week to the note holder under the note payable. Interest on the note is equal to the Wall Street Journal Prime Rate of interest (8.25% at December 31, 2006) plus four percent (4%). If the Company during any single month should pay at least $20,000 against the note payable, the interest charged will be equal to the Wall Street Prime Rate of Interest (8.25% at December 31, 2006) plus two percent (2%). If during any period in which the Company is in default under the terms of the note, the interest charged is equal to one and one half percent (1.5%) per month.

Carekeeper and the software developer to which it is obligated under the promissory note entered into a Master Service Agreement dated as of January 9, 2006 regarding software services to be provided. If this agreement should be canceled, by either party, the minimum payment for the promissory note is then increased to $8,000 per week. In addition, if Carekeeper should achieve certain contractual payment milestones from certain major customers, the Company is obligated to remit 50% of such contractual payment milestones.

The note is secured by a security interest in Carekeeper’s software products. The Company is obligated to pay any unpaid portion of the promissory note, including interest, on or before June 30, 2007. The balance of this note is $355,032 at December 31, 2006.

Health Systems Solutions, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
 December 31, 2006 and 2005

15. Concentrations

Cash: The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Accounts Receivable: The Company’s two largest customers represent 18.3% and 14.6% of the Company’s accounts receivable net of allowance for doubtful accounts at December 31, 2006. The Company’s largest customer represents 62.2% of the Company’s accounts receivable net of allowance at December 31, 2005.

Revenue: The Company’s largest customer accounted for 35.4% and 45.0% of the Company’s revenue for the years ended December 31, 2006 and December 31, 2005 respectively.

 16. Subsequent Events

Warrants Exercised: On January 12 and January 19, 2007, the 142,500 outstanding warrants were exercised, 142,500 shares of Common Stock were issued by the Company, and the Company received $285.00 representing the exercise price.

Preferred Stock Issued: On February 14, March 12, March 23 and March 30, 2007, the Company issued 150,000, 150,000, 175,000 and 175,000 shares, respectively, of its Series C Preferred Stock to its principal shareholder, Stanford International Bank Ltd. As required under the Preferred Stock Agreement, warrants to purchase an aggregate of 195,000 shares of the Company’s Common Stock were also issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
VantaHealth Technologies, LLC.

We have audited the accompanying balance sheets of VantaHealth Technologies, LLC, as of December 31, 2005 and 2004, and the related statements of operations, statement of changes in members’ equity / deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VantaHealth Technologies, LLC. as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
June 12, 2006

VANTAHEALTH TECHNOLOGIES, LLC
BALANCE SHEET
DECEMBER 31, 2005

ASSETS

Current assets:
Cash	$36,782
Accounts receivable, net of allowance for doubtful accounts
of $34,000	221,524
Prepaids and other current assets	6,173

Total current assets	264,479

Property and equipment	6,676

Software development costs	-

Organization costs	-

Total assets	$271,155

LIABILITIES AND MEMBERS' DEFICIT

Current liabilities:
Accounts payable	$95,894
Accrued expenses	18,240
Deferred revenue	456,551

Total current liabilities	570,685

Total members' deficit	(299,530)

Total liabilities and members' deficit	$271,155

See accompanying notes to the financial statements.

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENTS OF OPERATIONS

	For The Year	For The Year
	Ended December 31,	Ended December 31,
	2005	2004

Net sales	$547,205	$877,139
Cost of sales	97,262	85,438

Gross profit	449,943	791,701

Operating expenses
Selling and marketing	242,666	252,504
Research and development	160,187	55,154
General and administrative	266,790	409,635
Depreciation and amortization	15,084	16,570

Total operating expenses	684,727	733,863

Net operating income / (loss)	(234,784)	57,838

Net income / (loss)	$(234,784)	$57,838

See accompanying notes to the financial statements.

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENT OF CHANGES IN MEMBERS' EQUITY
FOR THE PERIOD JANUARY 1 , 2004
THROUGH DECEMBER 31, 2005

Total
Members' Equity

Balance December 31, 2003	$415,416

Distributions	(398,000)

Net Income	57,838

Balance, December 31, 2004	$75,254

Distributions	(140,000)

Net loss	(234,784)

Balance December 31, 2005	$(299,530)

See accompanying notes to the financial statements.

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended December 31,	Ended December 31,
	2005	2004

Cash flows from operating activities:

Net income (loss)	$(234,784)	$57,838

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization of property and equipment	-	1,485
Amortization of software development costs	15,000	15,000
Amortization of organization costs	84	85
Changes in operating assets and liabilities:
Accounts receivable	147,676	41,727
Allowance for doubtful accounts	10,395	19,110
Prepaid expenses	(3,664)	222
Accounts payable	54,984	29,196
Accrued expenses	3,786	12,954
Deferred revenue	98,784	299,910

Net cash provided by operating activities	92,261	477,527

Cash flow from investing activities:
Purchase of property and equipment	-	(6,466)

Net cash used in investing activities	-	(6,466)

Cash flow from financing activities:
Distributions to members	(140,000)	(398,000)

Net cash used in financing activities	(140,000)	(398,000)

Increase / (decrease) in cash	(47,739)	73,061

Cash, beginning of year	84,521	11,460

Cash, end of year	$36,782	$84,521

See accompanying notes to the financial statements.

VantaHealth Technologies, LLC
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

1. Description of Business

VantaHealth Technologies, LLC (“Vanta”) assists homecare businesses manage their daily operations. Vanta’s The Analyzer product provides decision support information based on the analysis of financial data extracted from the home healthcare company’s billing system.

Vanta is a Limited Liability Corporation, equally owned, between Rivendale Technologies, Inc. and ZA Consulting, LLC and was formed December 7, 2000, in the Commonwealth of Pennsylvania.

2. Summary of Significant Accounting Policies

Basis of presentation: The accompanying financial statements which present the results of operations of Vanta for the years ended December 31, 2005 and 2004 have been prepared using accounting principles generally accepted in the United States of America.

Allowance for doubtful accounts: The allowance for doubtful accounts is based on the Company’s assessment of the collectibilty of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the Company’s historical experience, the Company’s estimates of the recoverability of amounts due it could be adversely affected. The Company regularly reviews the adequacy of the Company’s allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer’s overall business condition. The allowance for doubtful accounts reflects the Company’s best estimate as of the reporting dates. Changes may occur in the future, which may require the Company to reassess the collectibility of amounts and at which time the Company may need to provide additional allowances in excess of that currently provided.

 Cash and cash equivalents: The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and five years for proprietary software. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

Software development costs: The Company capitalizes certain costs of software developed or obtained for internal use in accordance with AICPA SOP 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use (“SOP 98-1”). Capitalized costs are ratably amortized using the straight-line method, over the estimated useful lives of the related applications of five years. The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount that the unamortized software development costs exceed net realizable value.

VantaHealth Technologies, LLC
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

Impairment of long-lived assets: In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset. At December 31, 2005 no long-lived assets were impaired.

Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

Income taxes: The Company is registered in Pennsylvania as a limited liability company. A state registered limited liability company is treated for Federal income tax purposes as a partnership. A partnership is not subject to corporate Federal income tax because the earnings and losses are reported directly by the members of the limited liability company on their individual income tax returns. As such, the Company has not recorded any federal or state tax liabilities as of December 31, 2005.

Revenue recognition and deferred revenue: The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. The Company recognizes revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. Service or subscription revenue is deferred and recognized ratably over the service or subscription period obligations, which are typically one year. Cash payments received in advance of product, service or subscription are recorded as deferred revenue. Typical sales terms would be 30 days from the date of invoice.

Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the year ended December 31, 2005 were $66,485, and for the year ended December 31, 2004 were $43,785, and are included in selling and marketing expenses in the accompanying statements of operations.

Research and development costs: The Company expenses all research and development expenses, which consist of payroll and other related costs, as incurred. Research and development costs for the year ended December 31, 2005 were $160,187 and for the year ended December 31, 2004 were $55,154.

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses and deferred revenue approximate fair value as of December 31, 2005, due to the relatively short maturity of the instruments.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

 VantaHealth Technologies, LLC
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

3. Property and Equipment and Software Development Costs

Property and equipment and software development costs consist of the following:

December 31, 2005
($ In Thousands)

Computer equipment	$9
Less accumulated depreciation and amortization	2

Total	$7

Software development costs	$75

Less accumulated amortization	75

Total	$-

Depreciation expense for property and equipment for the years ended December 31, 2004 and December 31, 2005 for the Company was $1,485 and $0 respectively.

Amortization expense for software development costs for the years ended December 31, 2004 and December 31, 2005 for the Company was $15,000 and $15,000 respectively.

4. Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. The Company matches 25% of the first 6% of salary the participants contribute.

5. Concentrations

Cash: The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

6. Related Party Transaction

Office space is provided, at no cost, by the Company’s members.

In 2003, The Company purchased software development costs from one of its members for $75,000.

7. Subsequent Events

On April 6, 2006, VHT Acquisition Company (“VHT”), a wholly owned subsidiary of Healthcare Quality Solutions, Inc., consummated an Asset Purchase Agreement with VantaHealth Technologies, LLC (“Vanta”) and the members of Vanta. Under the Asset Purchase Agreement, VHT acquired substantially all of the assets of Vanta in consideration for $950,000 in cash, the assumption of certain liabilities of Vanta in the approximate amount of $70,000, and the issuance, to the members of Vanta, of an aggregate of 100,000 shares of the Company’s common stock.

 VantaHealth Technologies, LLC
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

In connection with the issuance of the Company’s common stock, the Company entered into a Lock -Up Agreement with the members of Vanta. Under the Lock-Up Agreement, the members of Vanta are prohibited from transferring the shares of common stock for a period of three years expiring April 1, 2009.

In connection with the acquisition of the assets of Vanta, VHT entered into a Transition Services Agreement with ZAC Capital Partners, LLC (“ZAC”). ZAC is a member of Vanta. Under the Transition Services Agreement, ZAC agreed to provide VHT certain transition services for a period of 150 days after the closing including transition assistance with respect to existing clients, assistance with access to books and records, introduction to Vanta’s existing sales leads, assistance in connection with the collection of existing accounts receivable and other services that VHT may reasonably request. In consideration of these services, VHT will pay ZAC $100,000 on or before April 20, 2006.

VANTAHEALTH TECHNOLOGIES, LLC
BALANCE SHEET
APRIL 6, 2006
(unaudited)

ASSETS

Current assets:
Cash	$93
Accounts receivable, net of allowance for doubtful accounts
of $37,546	125,214
Prepaids and other current assets	16,570

Total current assets	141,877

Property and equipment	3,886

Software development costs	-

Organization costs	-

Total assets	$145,763

LIABILITIES AND MEMBERS' DEFICIT

Current liabilities:
Accounts payable	$57,053
Accrued expenses	12,715
Deferred revenue	327,972

Total current liabilities	397,740

Total members' deficit	(251,977)

Total liabilities and members' deficit	$145,763

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENTS OF OPERATIONS

	January 1, 2006	January 1, 2005
	Through	Through
	April 6, 2006	April 6, 2005
	(unaudited)	(unaudited)

Net sales	$246,782	$162,796
Cost of sales	25,325	33,468

Gross profit	221,457	129,328

Operating expenses
Selling and marketing	52,887	31,972
Research and development	41,513	30,805
General and administrative	76,714	62,062
Depreciation and amortization	2,790	3,771

Total operating expenses	173,904	128,610

Net income	$47,553	$718

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENT OF CHANGES IN MEMBERS' DEFICIT
FOR THE PERIOD JANUARY 1 , 2006
THROUGH APRIL 6, 2006
(Unaudited)

Total
Members' Equity

Balance December 31, 2005	(299,530)

Distributions	0

Net income	47,553

Balance April 6, 2006 (unaudited)	$(251,977)

VANTAHEALTH TECHNOLOGIES, LLC
STATEMENTS OF CASH FLOWS

	January 1, 2006	January 1, 2005
	Through	Through
	April 6, 2006	April 6, 2005
	(unaudited)	(unaudited)

Cash flows from operating activities:

Net income	$47,553	$718

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,790	-
Amortization of software development costs	-	3,750
Amortization of organization costs	-	21
Changes in operating assets and liabilities:
Accounts receivable	92,764	229,088
Allowance for doubtful accounts	3,546	2,110
Prepaid expenses	(10,398)	(6,692)
Accounts payable	(38,840)	(18,072)
Accrued expenses	(5,525)	(5,256)
Deferred revenue	(128,579)	(109,774)

Net cash (used in) provided by operating activities	(36,689)	95,893

Cash flow from financing activities:
Distributions to members	-	(140,000)

Net cash used in financing activities	-	(140,000)

Decrease in cash	(36,689)	(44,107)

Cash, beginning of year	36,782	84,521

Cash, end of period	$93	$40,414

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Carekeeper Software, Inc.

We have audited the accompanying balance sheets of Carekeeper Software, Inc. as of December 31, 2005 and 2004 and the related statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carekeeper Software, Inc. as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
August 18, 2006

CAREKEEPER SOFTWARE, INC.
BALANCE SHEETS
DECEMBER 31, 2005

ASSETS

Current assets:
Cash	$9,829
Accounts receivable, net of allowance for doubtful accounts
of $16,751	428,073
Prepaids and other current assets	19,278

Total current assets	457,180

Property and equipment, net of accumulated depreciation
and amortization of $514,352	35,915

Software development costs, net of accumulated amortization
of $429,161	821,652

Receivable due from stockholder	71,177

Total assets	$1,385,924

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$614,387
Accrued expenses	23,717
Customer deposits	88,500
Deferred revenue	444,082
Current portion of capital lease obligation	3,380
Current portion of long-term debt	10,445
Note payable - bank	229,000
Due to Health Systems Solutions, Inc.	-
Loans from stockholders	85,089
Loan payable - factor	12,438
Reserve for customer refunds	600,000

Total current liabilities	2,111,038

Capital lease obligation, net of current portion	1,079

Long-term debt, net of current portion	-

Total liabilities	2,112,117

Stockholders' deficit
Common Stock; $1.00 par value; 5,000,000 shares authorized;
924,750 shares issued and outstanding	924,750
Stock subscriptions receivable	(632,583)
Accumulated deficit	(1,018,360)

Total stockholders' deficit	(726,193)

Total liabilities and stockholders' deficit	$1,385,924

See accompanying notes to the financial statements.

CAREKEEPER SOFTWARE, INC.
STATEMENTS OF OPERATIONS

	For The Year	For The Year
	Ended December 31,	Ended December 31,
	2005	2004

Net sales	$3,134,615	$3,453,196
Cost of sales	731,650	1,012,638

Gross profit	2,402,965	2,440,558

Operating expenses
Selling and marketing	772,331	741,830
Research and development	523,976	354,255
General and administrative	1,377,310	1,369,282
Depreciation and amortization	63,857	50,736
Interest	48,898	24,089

Total operating expenses	2,786,372	2,540,192

Net loss	$(383,407)	$(99,634)

See accompanying notes to the financial statements.

CAREKEEPER SOFTWARE, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

					Total
	Common Stock		Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Receivable	Deficit	Deficit

Balance, December 31, 2003	924,750	$924,750	$(632,583)	$(535,319)	$(243,152)

Net (Loss)	-	-	-	(99,634)	(99,634)

Balance, December 31, 2004	924,750	$924,750	$(632,583)	$(634,953)	$(342,786)

Net (Loss)	-	-	-	(383,407)	(383,407)

Balance, December 31, 2005	924,750	$924,750	$(632,583)	$(1,018,360)	$(726,193)

See accompanying notes to the financial statements.

CAREKEEPER SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended December 31,	Ended December 31,
	2005	2004

Cash flows from operating activities:

Net loss	$(383,407)	$(99,634)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization of property and equipment	39,648	49,410
Amortization of software development costs	25,027	38,744
Changes in operating assets and liabilities:
Accounts receivable	(13,122)	261,820
Allowance for doubtful accounts	10,115	(10,305)
Employee advances	(9,445)	15,484
Prepaid expenses	4,572	(9,850)
Accounts payable	467,263	(67,980)
Accrued expenses	(13,153)	(3,086)
Customer deposits	(8,166)	58,070
Deferred revenue	(42,429)	(213,155)
Reserve for customer refunds	600,000	-

Net cash provided by operating activities	676,901	19,518

Cash flow from investing activities:
Purchase of property and equipment	(25,608)	(37,732)
Increase in software development costs	(771,597)	(60,256)

Net cash used in investing activities	(797,205)	(97,988)

Cash flow from financing activities:
Proceeds from receivable due from stockholder	24,855	2,363
Repayment of capital lease obligation	(15,864)	(21,346)
Proceeds from (repayment of) loans from stockholders	69,392	10,329
Proceeds from (repayment of) loan payable - factor	11,676	762
Proceeds from advances from Health Systems Solutions	-	-
Repayment of loans payable	10,445	11,000

Net cash provided by financing activities	100,504	3,108

Decrease in cash	(19,800)	(75,362)

Cash, beginning of period	29,629	104,991

Cash, end of period	$9,829	$29,629

Supplemental cash flow data:
Cash paid during the period for interest expense	$48,898	$24,089

See accompanying notes to the financial statements.

Carekeeper Software, Inc.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

 1. Description of Business

Carekeeper Software, Inc. (“Carekeeper”), founded in 1986, is the largest supplier of operational software to private duty homecare and nurse staffing providers. The Carekeeper software integrates scheduling, billing, and payroll with the ability to interface to several accounting systems. Carekeeper delivers software using both: (i) a software license model where the Carekeeper software is purchased up front and is installed on customer-owned servers under the customer’s control, and (ii) a software as a service model (SaaS) or hosting model where customers use their standard personal computers and Microsoft Internet Explorer and access the internet to utilize the Carekeeper software. The integration of operations through a single user interface, coupled with extensive reporting, enable agencies to reduce costs, improve employee retention, and deliver quality care. Carekeeper is a Microsoft Certified Solutions Provider.

2. Summary of Significant Accounting Policies

Basis of presentation: The accompanying financial statements which present the results of operations of Carekeeper for the years ended December 31, 2005 and 2004 have been prepared using accounting principles generally accepted in the United States of America.

 Allowance for doubtful accounts: The allowance for doubtful accounts is based on the Company’s assessment of the collectibilty of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the Company’s historical experience, the Company’s estimates of the recoverability of amounts due could be adversely affected. The Company regularly reviews the adequacy of the Company’s allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer’s overall business condition. The allowance for doubtful accounts reflects the Company’s best estimate as of the reporting dates. Changes may occur in the future, which may require the Company to reassess the collectibility of amounts and at which time the Company may need to provide additional allowances in excess of that currently provided.

 Cash and cash equivalents: The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and purchased software and five years for furniture and fixtures. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

Software development costs: The Company capitalizes certain costs of software developed or obtained for internal use in accordance with AICPA SOP 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use (“SOP 98-1”). Capitalized costs are ratably amortized using the straight-line method, over the estimated useful lives of the related applications of three years. The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount that the unamortized software development costs exceed net realizable value.

Carekeeper Software, Inc.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

Impairment of long-lived assets: In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset. At December 31, 2005 no long-lived assets were impaired.

Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

Income taxes: The shareholders of Carekeeper Software, Inc. elected to be taxed as an S Corporation, as defined in the Internal Revenue Code. Such status was also elected for state tax purposes. Under this status, taxable income is passed through and taxed at the shareholder level, rather than at the corporate level. The Partnership provides for no federal and local income taxes because net income or loss is flowed through and taxed at the individual partner level.

Revenue recognition and deferred revenue: The Company follows the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. The Company recognizes revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. In instances where the customer specifies final acceptance of the system or service, the Company defers revenue until all acceptance criteria have been met.

The Company generates recurring revenue from outsourcing services such as software hosting and the sale of maintenance and support for its proprietary software products. Recurring services revenue is billed and recognized monthly over the contract term, typically two to three years. Recurring software maintenance revenue is typically based on one-year renewable contracts. Software maintenance and support revenues are recognized ratably over the contract period. Cash payments received in advance or at the beginning of a contract are recorded as deferred revenue.

The Company generates non-recurring revenue from the licensing of its software. Under SOP 97-2, software license revenue is recognized upon the execution of a license agreement, upon delivery of the software, when fees are fixed and determinable, when collection is probable and when all other significant obligations have been fulfilled. For software license agreements that require significant customizations or modifications of the software, revenue is recognized as the customization services are performed. The Company also generates non-recurring revenue from implementation fees and training services and this revenue is charged to customers on a fee basis usually based upon time spent. Software license fees and implementation fees revenue is recognized in the month the customer goes live and training revenue in the month the service is performed.

Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the year ended December 31, 2005 were $148,445, and for the year ended December 31, 2004 were $137,566, and are included in selling and marketing expenses in the accompanying statements of operations.

Research and development costs: The Company expenses all research and development costs, which consist of payroll and other related costs, as incurred. Research and development costs for the year ended December 31, 2005 were $523,976 and for the year ended December 31, 2004 were $354,255.

Carekeeper Software, Inc.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, customer deposits, and deferred revenue approximate fair value as of December 31, 2005, due to the relatively short maturity of the instruments.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Property and Equipment and Software Development Costs

Property and equipment and software development costs consist of the following:

	December 31, 2005	December 31, 2004

Furniture and fixtures	$120,637	$111,406
Computer equipment	335,425	319,049
Purchased computer software	94,205	94,205
Less accumulated depreciation and amortization	514,352	474,704

Total	$35,915	$49,956

Software development costs	$1,250,813	$479,935

Less accumulated amortization	429,161	404,134

Total	$821,652	$75,081

Depreciation expense for property and equipment for the years ended December 31, 2004 and December 31, 2005 for the Company was $49,407 and $39,648, respectively.

Amortization expense for software development costs for the years ended December 31, 2004 and December 31, 2005 for the Company was $38,744 and $25,027, respectively.

4. Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. At its discretion, the Company matches 100% of the first 4% of salary the participants contribute.

5. Concentrations

Cash: The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Carekeeper Software, Inc.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

6. Contingencies

Operating Leases: The Company leases its office space in Atlanta, Georgia. Rent expense totaled $187,181 and $180,823 for the years ended December 31, 2005 and 2004 and is included in general and administration expenses in the accompanying financial statements. The Company’s lease has a duration through June, 2007 with monthly payments approximating $11,000.

Legal Proceedings: The Company is currently not a party to any material litigation which is not incidental to the ordinary course of its business and operations. In the ordinary course of business, the Company is from time to time involved in various pending legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon the financial condition and / or results of operations of the Company. However, in the opinion of the Company’s management, matters currently pending or threatened against the Company are not expected to have a material adverse effect on the financial position or results of operations of the Company.

7. Due from Stockholder

At December 31, 2005 and 2004, the Company had a receivable due from a stockholder in the amounts of $71,177 and $96,031, respectively, representing unsecured advances to a related entity, which are non-interest bearing and due on demand.

8. Notes Payable - Bank

The Company has a demand commercial loan with Wachovia Bank with a balance of $229,000 at December 31, 2005 and 2004. Interest on the loan is at the Bank’s prime rate (7.25% at December 31, 2005) plus 0.5% per annum and the loan is collateralized by security provided by a stockholder in the form of a money market account. The note is due and payable in consecutive monthly payments of accrued interest only, commencing August 15, 2005.

9. Long-Term Debt

The Company has a note payable to Xpanxion, LLC, the Company’s software vendor, in the amount of $343,417 at April 30, 2006 (unaudited). Interest on the loan is at a rate equal to the Wall Street Journal Prime Rate of interest (7.75% at April 30, 2006) plus four percent (4%). The note is secured by a security interest in the Company’s software products. The note is payable at the rate of $1,000 per week, including interest, with the final payment on June 10, 2022.

Principal payments for the subsequent five years are as follows:

April 30, 2007	$8,608
April 30, 2008	$9,949
April 30, 2009	$11,133
April 30, 2010	$12,457
April 30, 2011	$13,938

Included in accounts payable at December 31, 2005 is $389,892 owed to the Company’s software developer. Such amount was converted to a note payable on January 10, 2006.

10. Reserve for Customer Refunds

At December 31, 2005, the Company set up an accrual for customer refunds in the amount of $600,000. This accrual is to cover the potential refunds that will need to be made to six dissatisfied customers who had paid for the product.

Carekeeper Software, Inc.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

11. Loans from Stockholders

At December 31, 2005 and 2004 loans from stockholders, which represents advances from the two principal stockholders, totaled $85,089 and $15,696, respectively. At April 30, 2006, loans from stockholders totaled $256,708. Of this amount, $142,708 represents advances from the two principal stockholders and $114,000 is an interest bearing note from a minority stockholder. All of the stockholders’ loans were repaid subsequent to the May 15, 2006 stock purchase agreement with Health Systems Solutions, Inc.

12. Advance from Health Systems Solutions, Inc.

On April 27, 2006, Health Systems Solutions, Inc. advanced the Company $175,000 to assist in its cash requirements needs until the stock purchase agreement between the two parties was completed on May 15, 2006.

13. Subsequent Events

On May 15, 2006, Health Systems Solutions, Inc. (“HSS”) executed and consummated a Stock Purchase Agreement (the “Purchase Agreement”) with all of the shareholders of Carekeeper Software, Inc. Under the purchase agreement, Carekeeper Solutions, Inc., a wholly owned subsidiary of HSS, acquired all of the issued and outstanding capital stock of Carekeeper. In consideration for the stock of Carekeeper: (a) HSS will make available to Carekeeper an operating line of credit in an amount up to $1,500,000 to be made available at such times and in such amounts as HSS shall pre-approve and will be used solely to pay Carekeeper’s accounts payable, certain amounts due to the former shareholders of Carekeeper up to $143,000 and to pay operating expenses pursuant to an annual budget pre-approved by HSS; (b) an earnout payment based on a percentage of Carekeeper’s operating revenues in 2006, 2007 and 2008; and (c) a contingent payment in the amount of up to 400,000 shares of HSS’ common stock based on Carekeeper achieving certain milestones with respect to its operating revenues during 2006, 2007 and 2008.

In connection with the Purchase Agreement, Carekeeper Solutions, Inc. entered into employment agreements with Jake C. Levy and Dorothy A. Levy. Pursuant to his employment agreement, Mr. Levy will serve as the chief executive officer of Carekeeper Solutions, Inc. The employment agreement provides for an annual base salary of $156,000 and has an initial term of three years. The agreement also provides for annual bonuses as determined by HSS’ Board of Directors and options to purchase 15,000 share of HSS’ common stock.

Pursuant to her employment agreement, Ms. Levy will serve as the director of quality assurance of Carekeeper Solutions, Inc. The employment agreement provides for an annual base salary of $105,000 and has an initial term of three years. The employment agreement also provides for annual bonuses as determined by HSS’ Board of Directors and options to purchase 7,500 shares of HSS’ common stock.

CAREKEEPER SOFTWARE, INC.
BALANCE SHEETS
May 16, 2006
(unaudited)

ASSETS

Cash	$15,419
Accounts receivable, net of allowance for doubtful accounts
of $14,876	118,464
Prepaids and other current assets	28,645

Total current assets	162,528

Property and equipment, net of accumulated depreciation
and amortization of $523,180	30,203

Software development costs, net of accumulated amortization
of $561,561	857,969

Receivable due from shareholder	71,177

Total assets	$1,121,877

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$146,632
Accrued expenses	24,821
Customer deposits	121,794
Deferred revenue	437,411
Current portion of capital lease obligation	2,663
Current portion of long-term debt	52,000
Note payable - bank	229,000
Due to Health Systems Solutions, Inc.	330,000
Loans from stockholders	255,543
Reserve for customer refunds	600,000

Total current liabilities	2,199,864

Long-term debt, net of current portion	291,417

Total liabilities	2,491,281

Stockholders' deficit
Common Stock; Class A and B; 5,000,000 shares authorized;
924,750 shares issued and outstanding	924,750
Stock subscriptions receivable	(632,583)
Accumulated deficit	(1,661,571)

Total stockholders' deficit	(1,369,404)

Total liabilities and stockholders' deficit	$1,121,877

CAREKEEPER SOFTWARE, INC.
STATEMENTS OF OPERATIONS

	January 1, 2006	January 1, 2005
	Through	Through
	May 16, 2006	May 16, 2005
	(unaudited)	(unaudited)

Net sales	$790,201	$1,054,391
Cost of sales	422,061	247,058

Gross profit	368,140	807,333

Operating expenses
Selling and marketing	306,868	266,899
Research and development	200,316	210,237
General and administrative	458,453	236,531
Depreciation and amortization	8,828	12,618
Interest	36,886	10,543

Total operating expenses	1,011,351	736,828

Net income (loss)	$(643,211)	$70,505

Income (loss) per share	$(0.70)	$0.08

Weighted average shares outstanding	924,750	924,750

CAREKEEPER SOFTWARE, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD JANUARY 1, 2006 THROUGH MAY 16, 2006
(Unaudited)

					Total
	Common Stock		Subscriptions	Accumulated	Stockholders'
	Shares	Amount	Receivable	Deficit	Deficit

Balance, December 31, 2005	924,750	$924,750	$(632,583)	$(1,018,360)	$(726,193)

Net (Loss) (unaudited)	-	-	-	(643,211)	(643,211)

Balance, May 16, 2006 (unaudited)	924,750	$924,750	$(632,583)	$(1,661,571)	$(1,369,404)

CAREKEEPER SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

	January 1, 2006	January 1, 2005
	Through	Through
	May 16, 2006	May 16, 2005
	(unaudited)	(unaudited)

Cash flows from operating activities:

Net income (loss)	$(643,211)	$70,505

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization of property and equipment	8,828	11,216
Amortization of software development costs	132,400	-
Changes in operating assets and liabilities:
Accounts receivable	311,485	(22,149)
Allowance for doubtful accounts	(1,875)	5,452
Employee advances	7,616	(2,284)
Prepaid expenses	(16,983)	(24,288)
Accounts payable	(77,864)	263,087
Accrued expenses	1,105	(13,587)
Customer deposits	33,294	(84,720)
Deferred revenue	(6,671)	13,473

Net cash (used in) provided by operating activities	(251,876)	216,705

Cash flow from investing activities:
Purchase of property and equipment	(3,116)	(6,005)
Increase in software development costs	(168,718)	(234,341)

Net cash used in investing activities	(171,834)	(240,346)

Cash flow from financing activities:
Proceeds from receivable due from shareholder	-	12,411
Repayment of capital lease obligation	(1,795)	(9,065)
Proceeds from loans from stockholders	170,454	(10,372)
Repayment of loan payable - factor	(12,438)	23,902
Proceeds from advances from Health Systems Solutions	330,000	-
Repayment of loans payable	(56,921)	-

Net cash provided by financing activities	429,300	16,876

Increase (decrease) in cash	5,590	(6,765)

Cash, beginning of period	9,829	29,629

Cash, end of period	$15,419	$22,864

Supplemental cash flow data:
Cash paid during the period for interest expense	$36,886	$10,543

INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2006 reflects the acquisitions of Vanta Health Technologies, Inc. and Carekeeper Solutions, Inc. as if the acquisition had occurred on January 1, 2006. The unaudited pro forma consolidated statements of operations for the twelve months ended December 21, 2005 reflect the acquisitions of Vanta Health Technologies, Inc. and Carekeeper Solutions, Inc. as if those acquisitions had occurred on January 1, 2005.

The pro forma adjustments are based upon available information and certain assumptions that Health Systems Solutions’ management believes is reasonable. The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with Health Systems Solutions’ separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management's opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For The Year Ended December 31, 2006
	Health Systems Solutions, Inc	VHT Acquisition Company formerly Vanta Health Technologies, LLC.	Carekeeper Solutions, Inc. formerly Carekeeper Software, Inc.	Pro- Forma Adjustments	Pro- Forma Combined

Net sales	$6,576,991	$246,782	$790,201	$-	$7,613,974
Cost of sales	3,838,965	25,325	473,172	260,980	4,598,442

Gross profit	2,738,026	221,457	317,029	(260,980)	3,015,532

Operating expenses
Selling and marketing	1,739,887	52,887	346,155	-	2,138,929
Research and development	1,230,207	41,513	210,764	-	1,482,484
General and administration	2,037,869	76,714	365,697	-	2,480,280
Depreciation and amortization	139,484	2,790	8,828	-	151,102
Interest	46,403	-	28,796	-	75,199

Total operating expenses	5,193,850	173,904	960,240	-	6,327,994

Net loss	(2,455,824)	47,553	(643,211)	(260,980)	(3,312,462)

Deemed preferred stock dividend	498,299	-	-	-	498,299

Net loss applicable to common stockholders	$(2,954,123)	$47,553	$(643,211)	$(260,980)	$(3,810,761)

Basic and diluted net loss per share	$(0.50)				$(0.64)

Basic and diluted weighted average shares outstanding	5,947,526				5,947,526

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For The Year Ended December 31, 2005
	Health Systems Solutions, Inc	Vanta Health Technologies, LLC.	Carekeeper Software, Inc.	Pro- Forma Adjustments	Pro- Forma Combined

Net sales	$4,212,819	$547,205	$3,134,615	$-	$7,894,639
Cost of sales	1,941,735	97,262	731,650	1,108,413	3,879,060

Gross profit	2,271,084	449,943	2,402,965	(1,108,413)	4,015,579

Operating expenses
Selling and marketing	660,037	242,666	772,331	-	1,675,034
Research and development	629,473	160,187	523,976	-	1,313,636
General and administration	1,221,470	266,790	1,377,310	-	2,865,570
Depreciation and amortization	167,713	15,084	63,857	-	246,654
Interest	81,986	-	48,898	-	130,884

Total operating expenses	2,760,679	684,727	2,786,372	-	6,231,778

Net loss	(489,595)	(234,784)	(383,407)	(1,108,413)	(2,216,199)

Deemed preferred stock dividend	237,789	-	-	-	237,789

Net loss applicable to common stockholders	$(727,384)	$(234,784)	$(383,407)	$(1,108,413)	$(2,453,988)

Basic and diluted net loss per share	$(0.13)				$(0.45)

Basic and diluted weighted average shares outstanding	5,449,138				5,449,138

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until ______________, 2007 (25 days after the date of this Prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

470,094 Shares

Health Systems Solutions, Inc.

PROSPECTUS

May __, 2007

PART TWO

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Nevada Revised Statutes (the "Revised Statutes") permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Revised Statutes.

The provisions of the Revised Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Nevada securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$46.59
Legal Fees and Expenses*	60,000.00
Accounting Fees and Expenses*	5,000.00
Financial Printing*	5,000.00
Transfer Agent Fees*	1,000.00
Blue Sky Fees and Expenses*	1,000.00
Miscellaneous*	5,000.00
TOTAL	$77,046.59

* Estimated

None of the foregoing expenses are being paid by the selling shareholders.

Item 26. Recent Sales of Unregistered Securities

On April 6, 2006, 100,000 shares of our common stock were issued in conjunction with the asset purchase of Vantahealth Technologies, LLC.

On November 8, 2005, we entered into a Preferred Stock Purchase Agreement with our principal stockholder, Stanford International Bank Ltd. ("Stanford"). We agreed to issue to Stanford Series C Convertible Preferred Stock at a price of $2.00 per share, together with warrants exercisable for 3/10 of a share of common stock for each share of Series C Convertible Preferred Stock purchased. Each share of Series C Convertible Preferred Stock is convertible into one half share of common stock and is entitled to one half vote per share. The warrants are exercisable at a price of $0.002 per share. On November 8, 2005, the Company refinanced the outstanding amount of $1,250,000 payable under a loan from Stanford by issuing 625,000 shares of Series C Convertible Preferred Stock and has issued an additional 2,425,000 shares of preferred stock to meet working capital needs through December 31, 2006. We have an additional 250,000 shares to draw upon under the Preferred Stock Purchase Agreement on two weeks’ notice and the agreement provides for an additional 1,325,000 preferred shares that may be sold to Stanford to provide us with funds to complete acquisitions or additional working capital uses that may be approved by Stanford in its sole discretion. The sale of these shares and warrants were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

As required under the Preferred Stock Purchase Agreement, warrants to purchase up to an aggregate of 697,500 shares of our common stock at an exercise price of $0.002 per share were issued in conjunction with the issuance of our Series C Convertible Preferred Stock in the year ended December 31, 2006. Of the warrants issued, 348,750 were issued to five of Stanford’s assignees. Of the warrants issued in the year ended December 31, 2006, 555,000 were exercised and 555,000 shares of common stock were issued. The number of warrants unexercised at December 31, 2006 was 142,500.

On March 29, 2006, our Board of Directors authorized that incentive stock options to purchase an aggregate of 118,750 shares of our common stock be granted to employees under our 2003 Management and Director Equity Incentive Compensation Plan (the "Plan"). The options have an exercise price of $0.33 per share and shall vest to the extent of 25% of the respective aggregate number of options granted for each 12 continuous months of employment subsequent to January 1, 2005, with the unexercised portion of such respective options to expire should the employee leave our employment. Also, 98,000 previously issued options were cancelled. The sales and issuances of these securities were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Further, on March 29, 2006, our Board of Directors unanimously voted to grant non-qualified stock options to purchase an aggregate of 5,000 shares of common stock to our two outside directors under the Plan. Such options have an exercise price of $0.33 per share and shall vest to the extent of 25% of the respective aggregate number of options granted for each 12 continuous months of board membership subsequent to January 1, 2005, with the unexercised portion of such respective options to expire should the director leave our Board of Directors. The sales and issuances of these securities were deemed to be exempt from registration by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

On May 12, 2006, our Board of Directors authorized the grant of incentive stock options to purchase 39,125 shares of our common stock to employees under the Plan. The options have an exercise price of $1.01 per share and shall vest to the extent of 25% of the respective aggregate granted for each 12 continuous months of employment subsequent to April 1, 2006, with the unexercised portion of such respective options to expire should the employee leave our employment. The sales and issuances of these securities were deemed to be exempt from registration pursuant to Rule 701 of the Securities Act promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

On April 6, 2007, our Board of Directors authorized the grant of incentive stock options to purchase 22,500 shares of our common stock to employees under the Plan. The options have an exercise price of $0.95 per share and shall vest to the extent of 25% of the respective aggregate granted for each 12 continuous months of employment subsequent to May 15, 2006 with the unexercised portion of such respective options to expire should the employee leave our employment. Also, 27,875 previously issued options were cancelled. The sales and issuances of these securities were deemed to be exempt from registration pursuant to Rule 701 of the Securities Act promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Item 27.  Exhibits and Financial Statement Schedules

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger dated as of October 16, 2002 among the Company, certain principal shareholders of the Company, Healthcare Quality Solutions, Inc. and PAL (1)

3.0	Certificate of Incorporation and Change of Domicile (filed on Definitive Proxy Statement with the Securities and Exchange Commission on August 23, 2001)

3.1	Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (1)

3.2	Certificate of Amendment to the Company's Articles of Incorporation (designation of Series A Preferred Stock) (1)

3.3	Certificate of Amendment to the Company's Articles of Incorporation (name change) (2)

3.4	Certificate of Designation of Series B Preferred Stock (3)

3.5	Certificate of Amendment to the Company’s Articles of Incorporation (increasing the authorized number of shares of common stock and Preferred Stock) (4)

3.6	Certificate of Amendment to the Company's Articles of Incorporation (effectuating the Reverse Stock Split) (7)

3.7	Bylaws (9)

4.1	2003 Management and Director Equity Incentive Compensation Plan (4)

5.1	Opinion of Carlton Fields, P.A. filed herein)

10.1	Securities Purchase Agreement dated as of October 16, 2002, by and among the Company, certain principal shareholders of the Company and Stanford (1)

10.2	Form of Warrant Agreement and Warrant Assignment Form

10.3	Registration Rights Agreement dated as of October 22, 2002 among the Company, Stanford, Daniel Boger, Ronald Stein, Osvaldo Pi, William Fusselmann and Deluxe Investment Company (1)

10.4	Equity Financing Commitment Letter, dated October 22, 2002, from Standford to the Company

10.5	March 25, 2004 Amendment to Registration Rights Agreement, dated October 22, 2002, as amended (6)

10.6	Securities Purchase Agreement (Series B Preferred Stock) dated as of April 30, 2003, among the Company and Stanford Venture Capital Holdings, Inc. (3)

10.7	Instrument of Warrant Repricing dated April 30, 2003

10.8	Registration Rights Agreement dated as of April 30, 2003 among the Company and Stanford Venture Capital Holdings, Inc. (3)

10.9	March 25, 2004 Amendment to Registration Rights Agreement, dated April 30, 2003, as amended (6)

10.10	Loan and Security Agreement dated July 6, 2004 (8)

10.11	Warrant Purchase Agreement dated July 6, 2004 (8)

10.12	Amended and Restated Investor Relations Agreement with American Capital Ventures, Inc., dated August 5, 2004 (9)

10.13	Registration Rights Agreement dated July 6, 2004 (8)

10.14	Warrant Assignment Agreement dated July 6, 2004 (8)

10.15	Escrow Agreement with Deluxe Investment Company (9)

10.16	Deluxe Investment Company Purchase Agreement (9)

10.17	First Amendment to Loan and Security Agreement (9)

10.18	Qwest Hosting Services Agreement (9)

14.0	Code of Ethics (6)

16.1	Letter from Rogoff & Company (former independent accountant) (5)

23.1	Consent of Current Independent Auditor (filed herein)

23.2	[Consent of Former Independent Auditor (filed herein)]

23.3	[Consent of Former Independent Auditor (filed herein)]

23.4	Consent of Carlton Fields, P.A. (included in Exhibit 5.1)

(1)	Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on November 1, 2002.

(2)	Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on November 15, 2002.

(3)	Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on May 15, 2003.

(4)	Previously filed within the Company’s Definitive Information Statement filed with the Securities and Exchange Commission on June 3, 2003.

(5)	Previously filed on Form 8-K/A Current Report with the Securities and Exchange Commission on February 17, 2004.

(6)	Previously filed on the Company’s Form 10-KSB Annual Report for the year ended December 31, 2003.

(7)	Previously filed on the Company's Definitive Information Statement with the Securities and Exchange Commission on June 17, 2004.

(8)	Previously filed on Form 8-K Current Report with the Securities and Exchange Commission on July 6, 2004.

(9)	Previously filed on Form SB-2 with the Securities and Exchange Commission on July 8, 2004.

Item 28. Undertakings

The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer, and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registrations statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other that prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Tampa, Florida on May 3, 2007.

HEALTH SYSTEMS SOLUTIONS, INC.

By	/s/ B. M. Milvain
B.M. Milvain, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. M. Milvain	Chief Executive Officer	May 3, 2007
B. M. Milvain	(principal executive officer)

/s/ Susan Baxter Gibson	Chief Financial Officer and Treasurer	May 3, 2007
Susan Baxter Gibson	(principal financial and accounting officer)

/s/ Steven Katz	Director	May 3, 2007
Steven Katz

/s/ Batsheva Schreiber	Director	May 3, 2007
Batsheva Schreiber

/s/ Wayne LeRoux	Director	May 3, 2007
Wayne LeRoux

/s/ Randall J. Frapart	Director	May 4, 2007
Randall J. Frapart